                                                                   EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                        ZEBRA TECHNOLOGIES CORPORATION,
                           SPRUCE ACQUISITION CORP.,
                                      AND
                           ELTRON INTERNATIONAL, INC.
                            DATED AS OF JULY 9, 1998

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                         ------
ARTICLE I       The Merger; Effective Time; Closing....................     A-2
    1.1         The Merger.............................................     A-2
    1.2         Effective Time.........................................     A-2
    1.3         Closing................................................     A-2
    1.4         Effect of the Merger...................................     A-2

ARTICLE II      Certificate of Incorporation and By-Laws of the
                  Surviving Corporation................................     A-2
    2.1         Certificate of Incorporation; Name.....................     A-2
    2.2         By-Laws................................................     A-2

ARTICLE III     Directors and Officers of the Surviving Corporation....     A-2
    3.1         Directors..............................................     A-2
    3.2         Officers...............................................     A-3

ARTICLE IV      Merger Consideration; Conversion or Cancellation of
                  Shares in the Merger.................................     A-3
    4.1         Share Consideration for the Merger; Conversion or
                  Cancellation of Shares in the Merger.................     A-3
    4.2         Payment for Shares in the Merger.......................     A-4
    4.3         Cash For Fractional Parent Shares......................     A-5
    4.4         Transfer of Shares after the Effective Time............     A-5

ARTICLE V       Representations and Warranties.........................     A-5
    5.1         Representations and Warranties of Parent and Merger
                  Sub..................................................     A-5

              (a)             Corporate Organization and
                                Qualification.........................         A-5
              (b)             Capitalization..........................         A-6
              (c)             Fairness Opinion........................         A-6
              (d)             Authority Relative to this Agreement....         A-6
              (e)             Present Compliance with Obligations and
                                Laws..................................         A-7
              (f)             Consents and Approvals; No Violation....         A-7
              (g)             Litigation..............................         A-8
              (h)             SEC Reports; Financial Statements.......         A-8
              (i)             No Liabilities; Absence of Certain
                                Changes or Events.....................         A-8
              (j)             Brokers and Finders.....................         A-9
              (k)             S-4 Registration Statement and Proxy
                                Statement/Prospectus..................         A-9
              (l)             Taxes...................................         A-9
              (m)             Employee Benefits.......................        A-10
              (n)             Parent Intangible Property..............        A-13
              (o)             Certain Contracts.......................        A-14
              (p)             Accounting Matters......................        A-14
              (q)             Unlawful Payments and Contributions.....        A-15
              (r)             Listings................................        A-15
              (s)             Environmental Matters...................        A-15
              (t)             Title to Properties; Liens; Condition of
                                Properties............................        A-15
              (u)             Inventories.............................        A-16
              (v)             Accounts Receivable and Payable.........        A-16
              (w)             Labor and Employee Relations............        A-16
              (x)             Permits.................................        A-17
              (y)             Warranty or Other Claims................        A-17
              (z)             Powers of Attorney......................        A-17

              (aa)            Insurance...............................        A-18
              (bb)            Corporate Books and Records.............        A-18
              (cc)            Transactions with Affiliates............        A-18
              (dd)            Disclosure..............................        A-18
    5.2       Representations and Warranties of the Company...........        A-18
              (a)             Corporate Organization and
                                Qualification.........................        A-18
              (b)             Capitalization..........................        A-18
              (c)             Fairness Opinion........................        A-19
              (d)             Authority Relative to this Agreement....        A-19
              (e)             Present Compliance with Obligations and
                                Laws..................................        A-19
              (f)             Consents and Approvals; No Violation....        A-19
              (g)             Litigation..............................        A-20
              (h)             SEC Reports; Financial Statements.......        A-20
              (i)             No Liabilities; Absence of Certain
                                Changes or Events.....................        A-21
              (j)             Brokers and Finders.....................        A-21
              (k)             S-4 Registration Statement and Proxy
                                Statement/Prospectus..................        A-21
              (l)             Taxes...................................        A-22
              (m)             Employee Benefits.......................        A-23
              (n)             Company Intangible Property.............        A-26
              (o)             Certain Contracts.......................        A-26
              (p)             Accounting Matters......................        A-27
              (q)             Unlawful Payments and Contributions.....        A-27
              (r)             Listings................................        A-27
              (s)             Environmental Matters...................        A-27
              (t)             Title to Properties; Liens; Condition of
                                Properties............................        A-28
              (u)             Inventories.............................        A-28
              (v)             Accounts Receivable and Payable.........        A-29
              (w)             Labor and Employee Relations............        A-29
              (x)             Permits.................................        A-29
              (y)             Warranty or Other Claims................        A-30
              (z)             Powers of Attorney......................        A-30
              (aa)            Insurance...............................        A-30
              (bb)            Corporate Books and Records.............        A-30
              (cc)            Transactions with Affiliates............        A-30
              (dd)            Disclosure..............................        A-30

ARTICLE VI  Additional Covenants and
              Agreements.......................  A-31
    6.1     Conduct of Business................  A-31
    6.2     No Solicitation....................  A-32
    6.3     Meeting of Stockholders............  A-34
    6.4     Registration Statement.............  A-34
    6.5     Best Efforts.......................  A-35
    6.6     Access to Information..............  A-35
    6.7     Publicity..........................  A-35
    6.8     Indemnification of Directors and
              Officers.........................  A-35
    6.9     Affiliates of the Company and
              Parent...........................  A-36
    6.10    Maintenance of Insurance...........  A-36
    6.11    Representations and Warranties.....  A-36
    6.12    Filings; Other Action..............  A-36
    6.13    Notification of Certain Matters....  A-36
    6.14    Pooling Accounting.................  A-37

    6.15    Pooling Letter.....................  A-37
    6.16    Tax-Free Reorganization
              Treatment........................  A-37
    6.17    Employment Agreements..............  A-37
    6.18    Stockholders Agreements............  A-37
    6.19    Board Seat.........................  A-37
    6.20    Rights Agreement...................  A-37

ARTICLE VII Conditions.........................  A-38
    7.1     Conditions to Each Party's
              Obligations......................  A-38
    7.2     Conditions to the Obligations of
              the Company......................  A-38
    7.3     Conditions to the Obligations of
              Parent...........................  A-39

ARTICLE VIII Termination........................ A-40
    8.1     Termination by Mutual Consent......  A-40
    8.2     Termination by either the Company
              or Parent........................  A-40
    8.3     Termination by the Company.........  A-40
    8.4     Termination by Parent..............  A-41
    8.5     Effect of Termination; Termination
              Fee..............................  A-41

ARTICLE IX  Miscellaneous and General..........  A-42
    9.1     Payment of Expenses................  A-42
    9.2     Non-Survival of Representations and
              Warranties.......................  A-42
    9.3     Modification or Amendment..........  A-42
    9.4     Waiver of Conditions...............  A-42
    9.5     Counterparts.......................  A-42
    9.6     Governing Law......................  A-22
    9.7     Notices............................  A-42
    9.8     Entire Agreement; Assignment.......  A-43
    9.9     Parties in Interest................  A-43
    9.10    Certain Definitions................  A-43
    9.11    Obligation of the Company..........  A-44
    9.12    Severability.......................  A-44
    9.13    Specific Performance...............  A-44
    9.14    Recovery of Attorney's Fees........  A-44
    9.15    Captions...........................  A-45

                                    EXHIBITS

Stockholders Agreement (Company).............................................  Exhibit A-1
Stockholders Agreement (Parent)..............................................  Exhibit A-2
Form of Parent Affiliate Letter..............................................  Exhibit B-1
Form of Company Affiliate Letter.............................................  Exhibit B-2
Agreement of Merger..........................................................  Exhibit C
Company Representation Letter................................................  Exhibit D-1
Parent Representation Letter.................................................  Exhibit D-2
Employment Agreement (A).....................................................  Exhibit E-1
Employment Agreement (B).....................................................  Exhibit E-2
Employment Agreement (C).....................................................  Exhibit E-3

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated July 9, 1998, is by and among Zebra Technologies Corporation, a Delaware corporation ("Parent"), Spruce Acquisition Corp., a California corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and Eltron International, Inc., a California corporation (the "Company"). Parent, Merger Sub and the Company are referred to collectively herein as the "Parties."

                                    RECITALS

    WHEREAS, the Board of Directors of each of Parent, Merger Sub and the Company have determined that it is in the best interests of each corporation and their respective stockholders that the Company and Merger Sub combine into a single corporation through the merger of Merger Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger;

    WHEREAS, pursuant to the Merger, among other things, the outstanding shares of Common Stock of the Company shall be converted into shares of Class B Common Stock of Parent at the rate determined herein;

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

    WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a pooling-of-interests;

    WHEREAS, concurrently with the execution hereof, certain holders (each a "Voting Stockholder and collectively the "Voting Stockholders") of Company Shares and of Parent Shares (in each case, as defined in Section 4.1(a)) are entering into a stockholder voting agreement, in each case in the forms attached as EXHIBIT A-1 and A-2 hereto (each, a "Stockholders Agreement");

    WHEREAS, Parent has delivered to the Company a letter identifying all persons (each, a "Parent Affiliate") who are, at the date hereof, "affiliates" of Parent for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), and each Parent Affiliate has delivered to the Company a letter (each, a "Parent Affiliate Letter") relating to (i) the transfer, prior to the Effective Time (as defined in Section 1.2), of the Parent Shares (as defined in Section 4.1(a)) beneficially owned by such Parent Affiliate on the date hereof, (ii) the transfer of the Parent Shares to be received by such Parent Affiliate in the Merger and (iii) the obligations of such Parent Affiliate to deliver to Katten Muchin & Zavis, counsel to Parent, a Parent Affiliate Letter substantially in the form attached hereto as EXHIBIT B-1;

    WHEREAS, the Company has delivered to Parent a letter identifying all persons (each, a "Company Affiliate") who are, at the date hereof, "affiliates" of the Company for purposes of Rule 145 under the Securities Act and each Company Affiliate has delivered to Parent a letter (each, a "Company Affiliate Letter") relating to (i) the transfer, prior to the Effective Time (as defined in Section 1.2), of the Company Shares (as defined in Section 4.1(a)) beneficially owned by such Company Affiliate on the date hereof, (ii) the transfer of the Parent Shares (as defined in Section 4.1(a)) to be received by such Company Affiliate in the Merger and (iii) the obligations of such Company Affiliate to deliver to Troy & Gould, counsel to the Company, a Company Affiliate Letter substantially in the form attached hereto as EXHIBIT B-2;

    WHEREAS, certain of the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

    NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the Parties hereby agree as follows:

                                   ARTICLE I
                      THE MERGER; EFFECTIVE TIME; CLOSING

    1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of California (the "CGCL"), at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall be the successor or surviving corporation. The Company, as the surviving corporation after the consummation of the Merger, is sometimes hereinafter referred to as the "Surviving Corporation."

    1.2 EFFECTIVE TIME. Subject to the provisions of this Agreement, the Parties shall cause the Merger to be consummated by filing the agreement of merger of Merger Sub and the Company (the "Agreement of Merger") with the Secretary of State of the State of California in such form as required by, and executed in accordance with, the relevant provisions of the CGCL, as soon as practicable on or before the Closing Date (as defined in Section 1.3). The Merger shall become effective upon such filing or at such time thereafter as is provided in the Agreement of Merger (the "Effective Time"). The Agreement of Merger is attached hereto as EXHIBIT C.

    1.3 CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article VIII, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., local time, at the offices of counsel for Parent, on the second business day after the receipt of Requisite Stockholder Approval (as defined in Section 6.3), provided that on or prior thereto, all of the conditions to the obligations of the Parties to consummate the Merger as set forth in Article VII have been satisfied or waived, or such other date, time or place as is agreed to in writing by the Parties (the "Closing Date").

    1.4 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                                   ARTICLE II
                    CERTIFICATE OF INCORPORATION AND BY-LAWS
                          OF THE SURVIVING CORPORATION

    2.1 CERTIFICATE OF INCORPORATION; NAME. At the Effective Time, the Articles of Incorporation of the Company immediately prior to the Effective Time shall remain the Articles of Incorporation of the Surviving Corporation, and the name of the Surviving Corporation shall be the Company's name.

    2.2 BY-LAWS. At the Effective Time, the by-laws of the Company in effect immediately prior to the Effective Time shall remain the by-laws of the Surviving Corporation.

                                  ARTICLE III
                             DIRECTORS AND OFFICERS
                          OF THE SURVIVING CORPORATION

    3.1 DIRECTORS. The directors of Merger Sub shall include Donald K. Skinner and such directors shall be the initial directors of the Surviving Corporation, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-Laws.

    3.2 OFFICERS. The officers of Merger Sub shall be the initial officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-Laws.

                                   ARTICLE IV
                      MERGER CONSIDERATION; CONVERSION OR
                      CANCELLATION OF SHARES IN THE MERGER

    4.1 SHARE CONSIDERATION FOR THE MERGER; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER. At the Effective Time, the manner of converting or canceling shares of the Company and Parent shall be as follows:

        (a) Each share of Common Stock of the Company (collectively, the "Company Shares") issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive nine-tenths (0.90) of one share of Class B Common Stock, $.01 par value per share, of Parent (collectively, "Parent Shares"). All Company Shares to be converted into Parent Shares pursuant to this Section 4.1(a) shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and retired and cease to exist, and each holder of a certificate representing any such Company Shares shall thereafter cease to have any rights with respect to such Company Shares, except the right to receive for each of Company Shares, upon the surrender of such certificate in accordance with Section 4.2, the number of Parent Shares specified above. The ratio of Company Shares per share of Parent Shares is sometimes hereinafter referred to as the "Exchange Ratio."

        (b) Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into and exchanged for one (1) validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate representing any shares of Merger Sub shall continue to represent ownership of such shares of capital stock of the Surviving Corporation.

        (c) Each outstanding option to purchase Company Shares (each, a "Company Option") issued pursuant to the 1992 Stock Option Plan, 1993 Stock Option Plan and the 1996 Stock Option Plan of Company and each of the Stock Option Agreements set forth in Section 5.2(b) of Company Disclosure Schedule (collectively, the "Company Option Plans") shall be assumed by Parent and each such assumed option shall be converted into and represent an option to purchase the number of Parent Shares (a "Substitute Option") (rounded down to the nearest full share) determined by multiplying (i) the number of Company Shares subject to such Company Option immediately prior to the Effective Time by (ii) the Exchange Ratio, at an exercise price per share of Parent Shares (rounded up to the nearest tenth of a cent) equal to the exercise price per share of Company Shares immediately prior to the Effective Time divided by the Exchange Ratio. Parent shall pay cash to holders of Company Options in lieu of issuing fractional Parent Shares upon the exercise of Substitute Options for Parent Shares, unless in the judgment of Parent such payment would adversely affect the ability to account for the Merger under the pooling of interests method. After the Effective Time, except as provided above, each Substitute Option shall be subject to the same terms and conditions as were applicable under the related Company Option immediately prior to the Effective Time. The Company agrees that it will not grant any stock appreciation rights or limited stock appreciation rights and will not permit cash payments to holders of Company Options in lieu of the substitution therefor of Substitute Options, as described herein. As soon as practicable after the Effective Time, Parent shall deliver to each holder of a Company Option an appropriate notice setting forth such holder's right to acquire Parent Shares and Company Option agreements of such holder shall be deemed to be appropriately amended so that such Company Options shall represent rights to acquire Parent Shares on substantially the same terms and conditions as contained in the outstanding Company Options.

        (d) The shares of the Company owned by Parent shall automatically cease to be outstanding, shall be canceled and retired and shall cease to exist.

        (e) Parent shall file and use commercially reasonable efforts to cause there to be effective within one week of the Effective Time a registration statement on Form S-8 (or any successor form) or other appropriate forms, with respect to Parent Shares subject to such Company Options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Options remain outstanding.

    4.2 PAYMENT FOR SHARES IN THE MERGER. The manner of making payment for Shares (as defined below) in the Merger shall be as follows:

        (a) On or prior to the Closing Date, Parent shall make available to Harris Trust and Savings Bank (the "Exchange Agent") for the benefit of the holders of Company Shares, a sufficient number of certificates representing the Parent Shares required to effect the delivery of the aggregate consideration in Parent Shares and cash for the Fractional Securities Fund (as defined in Section 4.3) required to be issued pursuant to Section 4.1 (collectively, the "Share Consideration" and the certificates representing the Parent Shares comprising such aggregate Share Consideration being referred to hereinafter as the "Stock Merger Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Shares contemplated to be issued pursuant to Section 4.1 and effect the sales provided for in Section 4.3 out of the Stock Merger Exchange Fund. The Stock Merger Exchange Fund shall not be used for any other purpose than as set forth herein.

        (b) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares (the "Certificates") (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the Company Shares represented by such Certificates the Share Consideration, without interest, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, such Certificates shall represent solely the right to receive the Share Consideration and any cash in lieu of fractional Parent Shares as contemplated by Section 4.3 with respect to each of the Company Shares represented thereby.

        (c) No dividends or other distributions that are declared after the Effective Time on Parent Shares and payable to the holders of record thereof after the Effective Time will be paid to persons entitled by reason of the Merger to receive Parent Shares until such persons surrender their Certificates as provided above. Upon such surrender, there shall be paid to the person in whose name the Parent Shares are issued any dividends or other distributions having a record date after the Effective Time and payable with respect to such Parent Shares between the Effective Time and the time of such surrender. After such surrender there shall be paid to the person in whose name the Parent Shares are issued any dividends or other distributions on such Parent Shares which shall have a record date after the Effective Time. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

        (d) If any certificate representing Parent Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Parent Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

        (e) Notwithstanding the foregoing, neither the Exchange Agent nor any of the Parties shall be liable to a holder of Company Shares for any Parent Shares or dividends thereon, or, in accordance with Section 4.3, cash in lieu of fractional Parent Shares, delivered to a public official pursuant to applicable escheat law. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such Parent Shares for the account of the persons entitled thereto.

        (f) Subject to applicable law, any portion of the Stock Merger Exchange Fund and the Fractional Securities Fund (as defined in Section 4.3) which remains unclaimed by the former stockholders of the Company for one (1) year after the Effective Time shall be delivered to Parent, upon demand of Parent, and any former stockholder of the Company shall thereafter look only to Parent for payment of their applicable claim for the Share Consideration for their Company Shares.

    4.3 CASH FOR FRACTIONAL PARENT SHARES. No fractional Parent Shares shall be issued in the Merger. Each holder of Parent Shares shall be entitled to receive in lieu of any fractional Parent Shares to which such holder otherwise would have been entitled pursuant to Section 4.2 (after taking into account all Parent Shares then held of record by such holder) a cash payment in an amount equal to the product of (i) the fractional interest of a Parent Share to which such holder otherwise would have been entitled and (ii) the closing price of a Parent Share on the NNM on the trading day immediately prior to the Effective Time (the cash comprising such aggregate payments in lieu of fractional Parent Shares being hereinafter referred to as the "Fractional Securities Fund").

    4.4 TRANSFER OF SHARES AFTER THE EFFECTIVE TIME. No transfers of Company Shares shall be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

    5.1 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. Parent and Merger Sub hereby represent and warrant to the Company that the statements contained in this Section 5.1 are true and correct, except to the extent set forth on the disclosure schedule previously delivered by Parent to the Company (the "Parent Disclosure Schedule"). The Parent Disclosure Schedule shall be initialed by the Parties and shall be arranged in sections and paragraphs corresponding to the letter and numbered paragraphs contained in this Section 5.1.

        (a) CORPORATE ORGANIZATION AND QUALIFICATION. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to so qualify or be in good standing as a foreign corporation would not have a Material Adverse Effect (as defined in Section 9.10). Each of Parent and its subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted. All of the subsidiaries of Parent, together with an organizational chart, are set forth in Section 5.1(a) of the Parent Disclosure Schedule. Parent has heretofore made available to the Company complete and correct copies of its Certificate of Incorporation and By-Laws, as amended. Merger Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

        (b)  CAPITALIZATION.  The authorized capital stock of Parent consists of
    (i) 50,000,000 shares of Class A Common Stock, $0.01 par value per share ("Class A Shares"), of which 19,421,019 shares were issued and outstanding on July 7, 1998, (ii) 28,358,189 shares of Class B Common Stock, $0.01 par value per share, of which 4,890,609 were issued and outstanding on July 7, 1998, and (iii) 10,000,000 shares of preferred stock, $.01 par value per share, none of which are issued or outstanding. All of the outstanding shares of capital stock of Parent and its subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. The Parent Shares and Class A Shares into which the Parent Shares are convertible will be, when issued, validly authorized and issued, fully-paid and non-assessable. Parent has no outstanding stock appreciation rights, phantom stock or similar rights. No Parent Shares are owned by any subsidiary of Parent. All outstanding shares of capital stock or other equity interests of the subsidiaries of Parent are owned by Parent or a direct or indirect wholly-owned subsidiary of Parent, free and clear of all liens, pledges, charges, encumbrances, claims and options of any nature. Except for options outstanding on the date hereof to purchase 656,213 Parent Shares under the Parent's stock option plans, there are not as of the date hereof and there will not be at the Effective Time any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character which Parent or any of its subsidiaries is a party to, or may be bound by, requiring it to issue, transfer, grant, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of Parent or any of its subsidiaries. There are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or to which it is bound relating to the voting of any shares of the capital stock of Parent.

        (c) FAIRNESS OPINION. The Board of Directors of Parent has received an opinion from William Blair & Company, L.L.C., addressed to its Board of Directors, to the effect that the Exchange Ratio is fair to Parent from a financial point of view. As of the date hereof, such opinion has not been withdrawn, revoked or modified.

        (d) AUTHORITY RELATIVE TO THIS AGREEMENT. The Board of Directors of Merger Sub has declared the Merger advisable and Merger Sub has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby (subject to the approval of the Merger by the stockholders of Merger Sub in accordance with the CGCL). The Board of Directors of Parent has declared the issuance of Parent Shares advisable and Parent has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby (subject to the approval of the issuance of the Parent Shares by the stockholders of Parent in accordance with the NNM listing requirements). This Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of the Merger by the stockholders of Merger Sub in accordance with the CGCL and the approval of the issuance of Parent Shares by the stockholders of Parent in accordance with the NNM listing requirements). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against

    Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

        (e) PRESENT COMPLIANCE WITH OBLIGATIONS AND LAWS. Neither Parent nor any of its subsidiaries is: (i) in violation of its Certificate of Incorporation or Bylaws; (ii) in default in the performance of any obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice, or both) affords to any person the right to accelerate any indebtedness or terminate any right;
    (iii) in default under or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or its assets are bound; or (iv) in violation of any law, regulation, administrative order or judicial order, decree or judgment (domestic or foreign) applicable to it or its business or assets, except where any violation, default or breach under items (ii), (iii), or (iv) would not, individually or in the aggregate, have a Material Adverse Effect. The stockholders of Merger Sub and its subsidiaries will not have appraisal rights with respect to the Merger.

        (f) CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement nor the consummation by Parent of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation (or other similar documents) or By-Laws (or other similar documents) of Parent or any of its subsidiaries; (ii) require any consent, approval, authorization or permit of, or registration or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) pursuant to the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder,
    (C) the filing of the Certificate of Merger pursuant to the CGCL and appropriate documents with the relevant authorities of other states in which Parent is authorized to do business, (D) as may be required by any applicable state securities or takeover laws, (E) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement,
    (F) the consents, approvals, orders, authorizations, registrations, declarations and filings required under the laws of foreign countries, as set forth in Section 5.1(f) of the Parent Disclosure Schedule or (G) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect or adversely affect the ability of Parent to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any indenture, note, license, lease, agreement or other instrument or obligation to which Parent or any of its subsidiaries or any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not have a Material Adverse Effect or adversely affect the ability of Parent to consummate the transactions contemplated hereby; (iv) cause the suspension or revocation of any authorizations, consents, approvals or licenses currently in effect which would have a Material Adverse Effect; or (v) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.1(f) are duly and timely obtained or made and the approval of the Merger and the approval of this Agreement by Parent's stockholders has been obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its subsidiaries or to any of their respective assets, except for violations which would not in the aggregate have a Material Adverse Effect or adversely affect the ability of Parent to consummate the transactions contemplated hereby.

        (g) LITIGATION. Except as disclosed in the Parent SEC Reports (as defined in Section 5.1(h)) there are no actions, suits, investigations or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries that, alone or in the aggregate, (i) if adversely determined, would be reasonably likely to result in any claims against or obligations or liabilities of Parent or any of its subsidiaries that, alone or in the aggregate, would have a Material Adverse Effect, (ii) question the validity of this Agreement or any action to be taken by Parent in connection with the consummation of the transactions contemplated hereby or (iii) would prevent Parent from performing its obligations under this Agreement, or (iv) would delay, limit or enjoin the transactions contemplated by this Agreement.

        (h)  SEC REPORTS; FINANCIAL STATEMENTS.

           (i) Since January 1, 1995, Parent has filed all forms, reports and documents with the Securities and Exchange Commission (the "SEC") required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (collectively, the "Parent SEC Reports"). None of the Parent SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

           (ii) The consolidated balance sheets and the related consolidated statements of income, stockholders' equity (deficit) and cash flows (including the related notes thereto) of Parent included in the Parent SEC Reports (collectively, "Parent Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the consolidated financial position of Parent and its consolidated subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). Since January 1, 1995, there has not been any material change, or any application or request for any material change, by Parent or any of its subsidiaries in accounting principles, methods or policies for financial accounting purposes that have affected or will affect the Parent Financial Statements or for tax purposes.

           (iii) The books of account of Parent and its subsidiaries are complete and correct in all material respects and have been maintained on a materially consistent basis.

        (i) NO LIABILITIES; ABSENCE OF CERTAIN CHANGES OR EVENTS. Neither Parent nor any of its subsidiaries has any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), and, to the knowledge of Parent, there is no basis for the assertion of any claim or liability of any nature against Parent or any of its subsidiaries, except for liabilities (i) which are fully reflected in, reserved against or otherwise described in the Parent Financial Statements, or (ii) which have been incurred after December 31, 1997 in the ordinary course of business. Except as disclosed in the Parent SEC Reports since December 31, 1997, the business of Parent and its subsidiaries has been carried on only in the ordinary and usual course and there has not been any material adverse change in its business, properties, operations, financial condition or prospects and no event has occurred and no fact or set of circumstances has arisen which has resulted in or could reasonably be expected to result in a Material Adverse Effect with respect to Parent and its subsidiaries. To the knowledge of Parent, no material customer or supplier of Parent intends to or has threatened to alter materially its relationship with Parent.

        (j) BROKERS AND FINDERS. Except for the fees and expenses payable to William Blair & Company, L.L.C., which fees and expenses are reflected in its agreement with Parent, a true and complete copy of which (including all amendments) has been furnished to the Company, Parent has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

        (k) S-4 REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the S-4 Registration Statement or the Joint Proxy Statement (as such terms are defined in Section 6.4) will (i) in the case of the S-4 Registration Statement, at the time it becomes effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Joint Proxy Statement, at the time of the mailing of the Joint Proxy Statement and at the time of the Stockholder Meeting (as such term is defined in Section 6.3), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, Merger Sub or any of their respective affiliates, officers and directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the S-4 Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Parent. The S-4 Registration Statement will (with respect to Parent and Merger Sub) comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. The Joint Proxy Statement will (with respect to Parent and Merger Sub) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

        (l)  TAXES.

           (i) Parent and each of its subsidiaries has timely filed all federal, state, local and foreign returns, information statements and reports relating to Taxes ("Returns") required by applicable Tax law to be filed by Parent and each of its subsidiaries, except for any such failures to file that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent. All Taxes owed by Parent or any of its subsidiaries to a taxing authority, or for which Parent or any of its subsidiaries is liable, whether to a taxing authority or to other persons or entities under a Significant Tax Agreement, as of the date hereof, have been paid and, as of the Effective Time, will have been paid, except for any such failure to pay that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent has made (A) accruals for Taxes on the Parent Financial Statements and (B) with respect to periods after the date of the Parent Financial Statements, provisions on a periodic basis consistent with past practice on the Parent's or one of its subsidiaries' books and records or financial statements, in each case which are adequate to cover any Tax liability of the Parent and each of its subsidiaries determined in accordance with generally accepted accounting principles through the date of the Parent Financial Statements or the date of the provision, as the case may be, except where failures to make such accruals or provisions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

           (ii) Except to the extent that any such failure to withhold could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent and each of its subsidiaries have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

           (iii) There is no Tax deficiency outstanding, proposed or assessed against Parent or any of its subsidiaries, except any such deficiency that, if paid, could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Neither Parent nor any of its subsidiaries executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any federal or material state Tax.

           (iv) No federal or state Tax audit or other examination of Parent or any of its subsidiaries is presently in progress, nor has Parent or any of its subsidiaries been notified in writing of any request for such federal or material state Tax audit or other examination, except in all cases for Tax audits and other examinations which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

           (v) Neither Parent nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent.

           (vi) Neither Parent nor any of its subsidiaries is a party to (A) any agreement with a party other than Parent or any of its subsidiaries providing for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Return which Return includes or included Parent or any subsidiary or (B) any Significant Tax Agreement other than any Significant Tax Agreement described in (A).

           (vii) Except for the group of which Parent and its subsidiaries are now presently members, neither Parent nor any of its subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Sections 1504 of the Code.

           (viii) Neither Parent nor any of its subsidiaries has agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

           (ix) Parent is not, and has not at any time been, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

        (m)  EMPLOYEE BENEFITS.

           (i) Except for liabilities reflected in the accruals and reserves on the Parent Financial Statements, none of Parent or any current or former Plan Affiliate of Parent has at any time maintained, sponsored, adopted, made contributions to, obligated itself or had any liability with respect to: any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA); any "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA); any personnel or payroll policy (including vacation time, holiday pay, service awards, moving expense reimbursement programs and sick leave) or material fringe benefit; any severance agreement or plan or any medical, hospital, dental, life or disability plan; any excess benefit plan, bonus or incentive plan (including any equity or equity-based plan), tuition reimbursement, automobile use, club membership, parental or family leave, top hat plan or deferred compensation plan, salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement, collective bargaining agreement, indemnification agreement, or retainer agreement; or any other benefit plan, policy, program, arrangement, agreement or contract, whether or not written or terminated, with respect to any employee, former employee, director, independent contractor, or any beneficiary or dependent thereof (all such plans, policies, programs, arrangements, agreements and contracts, whether or not set forth in Section 5.1(m) of the Parent Disclosure Schedule are referred to in this Agreement as "Parent Scheduled Plans").

           (ii) Parent has delivered to the Company a complete and accurate copy of each written Parent Scheduled Plan, together with, if applicable, a copy of audited financial statements, actuarial reports and Form 5500 Annual Reports (including required schedules), if any, for the three (3) most recent plan years, the most recent IRS determination letter or IRS recognition of exemption; each other material letter, ruling or notice issued by a governmental body with respect to each such plan, a copy of each trust agreement, insurance contract or other funding vehicle, if any, with respect to each such plan, the most recent PBGC Form 1 with respect to each such plan, if any, the current summary plan description or summary of material modifications with respect to each such plan, Form 5310 and any related filings with the PBGC and with respect to the last six Plan years for each Plan subject to Title IV of ERISA, general notification to employees of their rights under Code Section 4980B and form of letter(s) distributed upon the occurrence of a qualifying event described in Code Section 4980B, in the case of a Plan that is a "group health plan" as defined in Code Section 162(i), and a copy or description of each other general explanation or written or oral communication which describes a material term of each such plan that has not previously been disclosed to the Company pursuant to this Section. Section 5.1(m) of the Parent Disclosure Schedule contains a description of the material terms of any unwritten Parent Scheduled Plan as comprehended to the Closing Date. There are no negotiations, demands or proposals which are pending or threatened which concern matters now covered, or that would be covered, by the foregoing types of Plans.

           (iii) Except as could not reasonably give rise, whether individually or in the aggregate, to material liability to Parent or Merger Sub:

               (1) each Parent Scheduled Plan (A) has been and currently complies in form and in operation in all material respects with all applicable requirements of ERISA and the Code, and any other legal requirements; (B) has been and is operated and administered in compliance with its terms (except as otherwise required by law); (C) has been and is operated in compliance with applicable legal requirements in such a manner as to qualify, where appropriate, for both Federal and state purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto; and (D) where appropriate, has received a favorable determination letter or recognition of exemption from the Internal Revenue Service.

               (2) with respect to each Parent Scheduled Plan, there are no claims or other proceedings pending or threatened with respect to the assets thereof (other than routine claims for benefits), and there are no facts which could reasonably give rise to any liability, claim or other proceeding against any Parent Scheduled Plan, any fiduciary or plan administrator or other person dealing with any Parent Scheduled Plan or the assets of any such plan.

               (3) with respect to each Parent Scheduled Plan, no person: (A) has entered into any "prohibited transaction," as such term is defined in ERISA or the Code and the regulations, administrative rulings and case law thereunder; (B) has breached a fiduciary obligation or violated Sections 402, 403, 405, 503, 510 or 511 of ERISA; (C) has any liability for any failure to act or comply in connection with the administration or investment of the assets of such plans; or (D) engaged in any transaction or otherwise acted with respect to such plans in such a manner which could subject the Company, or any fiduciary or plan administrator or any other person dealing with any such plan, to liability under Sections 409 or 502 of ERISA or Sections 4972 or 4976 through 4980B of the Code.

               (4) each Parent Scheduled Plan may be amended, terminated, modified or otherwise revised by Parent, on and after the Closing, without further liability to Parent, including any withdrawal liability under ERISA for any multi-employer plan. For purposes of this paragraph, termination of a Parent Scheduled Plan includes the requirement of a cessation of liability for claims incurred after the termination date regardless of any status having been obtained or achieved.

               (5) none of Parent or any current or former Parent Plan Affiliate has at any time participated in, made contributions to or had any other liability with respect to any Parent Scheduled Plan which is a "multi-employer plan" as defined in Section 4001 of ERISA, a "multi-employer plan" within the meaning of Section 3(37) of ERISA, a "multiple employer plan" within the meaning of Section 413(c) of the Code or a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

               (6) none of Parent or any current or former Parent Plan Affiliate has at any time maintained, contributed to or obligated itself or otherwise had any liability with respect to any funded or unfunded employee welfare plan, whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retirees or current or future former employees, their spouses or dependents or any other persons (except for limited continued medical benefit coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and the accompanying proposed regulations or state continuation coverage laws ("COBRA")).

               (7) no Parent Scheduled Plan has incurred an "accumulated funding deficiency" as such term is defined in Section 302 of ERISA or
           Section 412 of the Code, whether or not waived, or has posted or is required to provide security under Code Section 401(a)(29) or Section 307 of ERISA; no event has occurred which has or could result in the imposition of a lien under Code Section 412 or Section 302 of ERISA, nor has any liability to the Pension Benefit Guaranty Corporation (the "PBGC") (except for payment of premiums) been incurred or reportable event within the meaning of Section 4043 of ERISA occurred with respect to any such plan; and the PBGC has not threatened or taken steps to institute the termination of any such plan;

               (8) the requirements of COBRA have been satisfied with respect to each Parent Scheduled Plan.

               (9) all contributions, payments, premiums, expenses, reimbursements or accruals for all periods ending prior to or as of the Closing for each Parent Scheduled Plan (including periods from the first day of the then current plan year to the Closing) shall have been made or accrued on Parent financial statements (in accordance with generally applied accounting principals, including FAS 87, 88, 106 and 112) and each such plan otherwise does not have nor could have any unfunded liability (including benefit liabilities as defined in Section 4001(a)(16) of ERISA) which is not reflected on Parent financial statements. Any contribution made or accrued with respect to any Parent Scheduled Plan is fully deductible by Parent.

               (10) neither Parent nor a Plan Affiliate has any liability (A) for the termination of any single employer plan under Section ERISA
           Section 4062 of ERISA or any multiple employer plan under Section ERISA Section 4063 of ERISA, (B) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (C) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (D) for any excise tax imposed by Code Sections 4971, 4972, 4977, or 4979, or (E) for any minimum funding contributions under
           Section 302(c)(11) of ERISA or Code Section 412(c)(11).

               (11) all Parent Scheduled Plans to the extent applicable, are in compliance with Section 1862(b)(1)(A)(i) of the Social Security Act and neither Parent nor any Plan Affiliate has any liability for any excise tax imposed by Code Section 5000.

               (12) with respect to any Parent Scheduled Plan which is a welfare plan as defined in Section 3(1) of ERISA; (A) each such welfare plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements; (B) there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject Parent or any Plan Affiliate to a tax under Code Section 4976(a); and
           (C) each and every such welfare plan which is a group health plan (as such term is defined in Code Section 162(i)(3)) complies and in each and every case has complied with the applicable requirements of Code
           Section 4980B, Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act.

           (iv) Other than by reason of actions taken by Parent following the Closing, the consummation of the transactions contemplated by this Agreement will not (A) entitle any current or former employee of Parent to severance pay, unemployment compensation or any other payment, (B) accelerate the time of payment or vesting of any payment, forgive any indebtedness, or increase the amount of any compensation due to any such employee or former employee, (C) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available, or (D) give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

           (v) As used in this Agreement, with respect to any person ("First Person") the term "Plan Affiliate" shall mean each other person or entity with whom the First Person constitutes or has constituted all or part of a controlled group, or which would be treated or has been treated with the First Person as under common control or whose employees would be treated or have been treated as employed by the First Person, under
       Section 414 of the Code and any regulations, administrative rulings and case law interpreting the foregoing.

        (n)  PARENT INTANGIBLE PROPERTY.

           (i) Section 5.1(n) of the Parent Disclosure Schedule sets forth a true, correct and complete list of each patent, trademark, trade name, service mark, brand mark, brand name, industrial design and copyright owned or used in business by Parent and its subsidiaries, as well as all registrations thereof and pending applications therefor, and each license or other contract relating thereto (collectively with any other intellectual property owned or used in the business by Parent and its subsidiaries, and all of the goodwill associated therewith, the "Parent Intangible Property") and indicates, with respect to each item of Parent Intangible Property listed thereon, the owner thereof and, if applicable, the name of the licensor and licensee thereof and the terms of such license or other contract relating thereto. Except as set forth in
       Section 5.1(n) of the Parent Disclosure Schedule, each of the foregoing is owned free and clear of any and all liens, mortgages, pledges, security interests, levies, charges, options or any other encumbrances of any kind whatsoever and none of Parent or any of its subsidiaries has received any notice to the effect that any other entity has any claim of ownership with respect thereto. To the knowledge of Parent, the use of the foregoing by Parent and its subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, patent, trademark, trade name, service mark, brand mark, brand name, computer program, industrial design, copyright or any pending application therefor of any other person or entity. Except as set forth in Section 5.1(n) of the Parent Disclosure Schedule, no claims have been made, and none of Parent or any of its subsidiaries has received any notice, nor does Parent or any of its subsidiaries have any knowledge of any basis for any claims, that any of the foregoing is invalid, conflicts with the asserted rights of other entities, or has been used or enforced (or has failed to be used or enforced) in a manner that would result in the abandonment, cancellation or unenforceability of any item of the Parent Intangible Property.

           (ii) Parent and each of its subsidiaries possess all Parent Intangible Property, including, without limitation, all know-how, formulae and other proprietary and trade rights and trade secrets, necessary for the conduct of their businesses as now conducted. None of Parent or any of its subsidiaries has taken or failed to take any action that would result in the forfeiture or relinquishment of any such Parent Intangible Property used in the conduct of their respective businesses as now conducted.

        (o) CERTAIN CONTRACTS. Section 5.1(o) of the Parent Disclosure Schedule lists all of the following contracts, agreements and commitments, whether oral or written, to which Parent or a subsidiary is a party or by which any one of them or any of their properties or assets may be bound (the "Parent Listed Agreements"): (i) all employment or other contracts with any officer or director of Parent or any subsidiary of Parent (or any company which is controlled by any such individual) and employment agreements with any employee which are not terminable at will without any payment upon termination; (ii) union, guild or collective bargaining contracts relating to employees of Parent or any subsidiary; (iii) instruments relating to credit or money borrowed (including, without limitation, any indentures, guarantees, loan agreements, sale and leaseback agreements, or purchase money obligations incurred in connection with the acquisition of property other than in the ordinary course of business) involving individually or in the aggregate in excess of $250,000; (iv) underwriting, purchase or similar agreements entered into in connection with Parent's or any of its subsidiaries' currently existing indebtedness; (v) agreements for acquisitions or dispositions (by merger, purchase, liquidation or sale of assets or stock or otherwise) of material assets entered into within the last three (3) years, as to which the transactions contemplated have been consummated or are currently pending; (vi) joint venture, strategic alliance or similar partnership agreements; (vii) material licensing, merchandising and distribution contracts; (viii) contracts granting any person or other entity registration rights; (ix) guarantees, suretyships, indemnification and contribution agreements, involving individually or in the aggregate in excess of $250,000; (x) material agreements regarding the use, license or other disposition of intellectual property; (xi) franchise agreements; (xii) agreements regarding the purchase of supplies, equipment, materials or components greater than $1,000,000 or one year in duration; (xiii) agreements for the sale of products greater than $1,000,000 or one year in duration; (xiv) agreements restricting competition; (xv) contracts with any governmental or quasi-governmental entity; (xvi) existing material leases of real or personal property and material contracts to purchase or sell real property; and (xvii) other contracts which materially affect the business, properties or assets of Parent and its subsidiaries taken as a whole, and are not otherwise disclosed in this Agreement or which were entered into other than in the ordinary course of business on a basis consistent with past practice. Except as set forth on Section 5.1(o) of the Parent Disclosure Schedule, a true and complete copy (including all amendments) of each Parent Listed Agreement, or a summary of each oral contract, has been made available to the Company. Neither Parent nor any subsidiary (i) is in breach or default in any material respect under any of Parent Listed Agreements or (ii) has any knowledge of any other material breach or default under any Parent Listed Agreement by any other party thereto or by any other person or entity bound thereby, except in the case of (i) or (ii) breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect with respect to Parent. Except as provided for herein, at the Effective Time, no person will have the right, by contract or otherwise, to become, nor does any entity have the right to designate or cause Parent to appoint a person as, a director of Parent or any subsidiary of Parent.

        (p) ACCOUNTING MATTERS. Neither Parent nor, to its Knowledge, any of its affiliates, has taken or agreed to take any action that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling-of-interests." Parent has not failed to bring to the attention of the Company any actions, agreements or understandings, whether written or oral, that would be reasonably likely to prevent Parent from accounting for the Merger as a pooling-of-interests. Parent has received a letter from KPMG Peat Marwick LLP ("KPMG") to the effect that, if consummated in accordance with the terms of this Agreement, the Merger shall be accounted for as a pooling of interests.

        (q) UNLAWFUL PAYMENTS AND CONTRIBUTIONS. To the knowledge of Parent, neither Parent, any subsidiary of Parent nor any of their respective directors, officers, employees or agents has, with respect to the businesses of Parent or its subsidiaries, (i) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any person or entity.

        (r) LISTINGS. Parent's securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange, other than the NNM.

        (s) ENVIRONMENTAL MATTERS. Except as disclosed in Parent's SEC Reports, (i) Parent and its subsidiaries and the operations, assets and properties thereof are in material compliance with all Environmental Laws (as defined below); (ii) there are no judicial or administrative actions, suits, proceedings or investigations pending or, to the knowledge of Parent, threatened against Parent or any subsidiary of Parent alleging the violation of any Environmental Law and neither Parent nor any subsidiary of Parent has received notice from any governmental body or person alleging any violation of or liability under any Environmental Laws, in either case which could reasonably be expected to result in material Environmental Costs and Liabilities; (iii) to the knowledge of Parent, there are no facts, circumstances or conditions relating to, arising from, associated with or attributable to Parent or its subsidiaries or any real property currently or previously owned, operated or leased by Parent or its subsidiaries that could reasonably be expected to result in material Environmental Costs and Liabilities; and (iv) to the knowledge of Parent, Parent has not ever generated, transported, treated, stored, handled or disposed of any Hazardous Material (as hereinafter defined) at any site, location or facility in a manner that could create any material Environmental Costs and Liabilities under any Environmental Law; and no such Hazardous Material has been or is currently present on, in, at or under any real property owned or used by Parent in a manner that could create any Environmental Costs and Liabilities (including without limitation, containment by means of any underground or aboveground storage tank). For the purpose of Sections 5.1(s) and 5.2(t), the following terms have the following definitions: (X) "Environmental Costs and Liabilities" means any losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies, remedial or removal actions and cleanup activities) arising from or under any Environmental Law; (Y) "Environmental Laws" means any applicable federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources, or public or employee health and safety; and (Z) "Hazardous Material" means any substance, material or waste regulated by federal, state or local government, including, without limitation, any substance, material or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "toxic waste" or "toxic substance" under any provision of Environmental Law and including but not limited to petroleum and petroleum products.

        (t)  TITLE TO PROPERTIES; LIENS; CONDITION OF PROPERTIES.

           (i) Parent and its subsidiaries have good and marketable title to, or a valid leasehold interest in, the real and personal property, located on their premises or shown on their most recent balance sheet or acquired after the date thereof. None of the property owned or used by Parent or any of its subsidiaries is subject to any mortgage, pledge, deed of trust, lien (other than for taxes not yet due and payable), conditional sale agreement, security title, encumbrance, or other adverse claim or interest of any kind. There has not been prior to Closing any sale, lease, or any other disposition or distribution by Parent of any of its material assets or properties, now owned or hereafter acquired, except transactions in the ordinary and regular course of business.

           (ii) Parent has delivered to the Company true, correct and complete copies of all material leases, subleases, rental agreements, contracts of sale, tenancies or licenses related to any of the real or personal property used by Parent or any of its subsidiaries in their respective businesses. All such leases are valid, binding and enforceable in accordance with their terms against the parties thereto, and each such lease is subsisting and no default exists under any thereof. Neither Parent nor any of its subsidiaries has received notice that any party to any such lease intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or any right thereunder.

           (iii) All buildings, machinery and equipment of Parent and any of its subsidiaries are in good condition, working order and repair, normal wear and tear and excepted, and adequate for the uses to which they are being put, have been well maintained, conform in all material respects with all applicable ordinances, regulations and zoning, safety or other laws, and to the knowledge of Parent do not encroach on property of others. As of the date hereof, neither Parent nor any of its subsidiaries has received written notice of or otherwise become aware of any pending or threatened change of any such ordinance, regulation or zoning, safety or other law and there is no pending or, to Parent's knowledge, threatened condemnation of any such property.

        (u) INVENTORIES. All inventories of finished goods and work in process of Parent and its subsidiaries are as of the date hereof, and those existing at the Closing will be in all material respects, good and merchantable and of a quality and quantity salable in the ordinary course of the business of Parent and its subsidiaries at prevailing market prices without discounts, except for inventory reserved against in accordance with GAAP. All inventory of raw materials are of a quality and quantity usable in the ordinary course of business. Parent's purchase commitments for raw materials and parts are not in excess of normal requirements, and none are at prices materially in excess of current market prices and no inventory items have been sold or disposed of except through sales in the ordinary course of business and consistent with past practice at prices no less than prevailing market prices, and in no event less than cost.

        (v) ACCOUNTS RECEIVABLE AND PAYABLE. Parent's accounts receivable have arisen in bona-fide arms length transactions in the ordinary course of business and to Parent's knowledge represent valid and binding obligations of the account debtors and will be collected in the ordinary course of business. To the extent required under GAAP, Parent's accounts payable reflect all amounts owed by Parent in respect of trade accounts due and other payables and the actual liability of Parent in respect of such obligations is reflected on Parent's financial statements as contained in the Parent SEC Reports.

        (w)  LABOR AND EMPLOYEE RELATIONS.

           (i) Parent is not a party to any employment, consulting, non-competition, severance, golden parachute, indemnification agreement or any other agreement providing for payments or benefits or the acceleration of payments or benefits upon the change of control of Parent (including, without limitation, any contract to which Parent is a party involving employees of Parent).

           (ii) (A) None of the employees of Parent or any of its subsidiaries is represented in his or her capacity as an employee of such company by any labor organization; (B) neither Parent nor any of its subsidiaries has recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of their employees, nor has Parent or any of its subsidiaries signed any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any of their employees; and (C) to the knowledge of Parent there is no active or current union organization activity involving the employees of Parent or any of its subsidiaries, nor has there ever been union representation involving employees of Parent or any of its subsidiaries.

           (iii) There are no complaints against Parent or any of its subsidiaries pending or, to the knowledge of Parent, overtly threatened before the National Labor Relations Board or any similar foreign, state or local labor agencies, or before the Equal Employment Opportunity Commission or any similar foreign, state or local agency, or before any other governmental agency or entity by or on behalf of any employee or former employee of Parent or any of its subsidiaries.

           (iv) Neither Parent nor any of its subsidiaries has any material contingent liability for severance pay or similar items. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not trigger any severance pay obligation under any contract or at law.

           (v) Parent has provided to the Company a description of all written and other material employment policies under which Parent and each subsidiary has operated.

           (vi) Parent and each of its subsidiaries is in compliance with all Federal, foreign (as applicable), and state laws regarding employment practices, including laws relating to workers' safety, sexual harassment or discrimination, except where the failure to so be in compliance, individually or in the aggregate, would not have a Material Adverse Effect.

           (vii) To the knowledge of Parent, no executive, key employee or group of employees has any plans to terminate his or her employment with Parent or any of its subsidiaries.

        (x) PERMITS. Parent and each of its subsidiaries hold all licenses, permits, registrations, orders, authorizations, approvals and franchises which are required to permit it to conduct its businesses as presently conducted, except where the failure to hold such licenses, permits, registrations, orders, authorizations, approvals or franchises would not, individually or in the aggregate, have a Material Adverse Effect. All such material licenses, permits, registrations, orders, authorizations, approvals and franchises are listed in Section 5.1(x) of the Parent Disclosure Schedule and are now, and will be after the Closing, valid and in full force and effect, and Parent shall have full benefit of the same, except where the failure to have the benefit of any such license, permit, registration, order, authorization, approval or franchise would not, individually or in the aggregate, have a Material Adverse Effect. Neither Parent nor any of its subsidiaries has received any notification of any asserted present failure (or past and unremedied failure) by it to have obtained any such license, permit, registration, order, authorization, approval or franchise.

        (y) WARRANTY OR OTHER CLAIMS. No product manufactured, sold, leased or delivered by Parent or any of its subsidiaries is subject to any guaranty, warranty, right of return or other indemnity beyond the applicable standard terms and conditions of sale or lease, which have been provided in writing to the Company. There are no existing or, to the knowledge of Parent, threatened claims or any facts upon which a claim could be based, against Parent or any of its subsidiaries for services or merchandise which are defective or fail to meet any service or product warranties which would, individually or in the aggregate, have a Material Adverse Effect. No claim has been asserted against Parent or any of its subsidiaries for renegotiation or price redetermination of any business transaction, and Parent has no knowledge of any facts upon which any such claim could be based.

        (z) POWERS OF ATTORNEY. To the knowledge of Parent, neither Parent nor any of its subsidiaries has granted any powers of attorney or similar powers of agency.

        (aa) INSURANCE. Section 5.1(aa) of the Parent Disclosure Schedule lists all insurance policies in force covering the businesses, properties and assets of Parent and its subsidiaries and all outstanding claims against such policies. All such policies are currently in effect, and neither Parent nor any of its subsidiaries has received notice of cancellation or termination of, or material premium increase with respect to, of any such insurance in effect on the date hereof or within the past (2) years. All such policies are issued by an insurer that is financial sound and reputable and provide adequate insurance coverage for the assets and operations of Parent and its subsidiaries for all risks customarily insured against by a person or entity engaged in similar businesses as Parent or its subsidiaries.

        (bb) CORPORATE BOOKS AND RECORDS. The minute books and stock ledgers of Parent, copies of which have been made available for inspection by the Company, have been kept in due course, accurately record all material action taken by Parent's stockholders, board of directors and committees thereof and are complete in all material respects.

        (cc) TRANSACTIONS WITH AFFILIATES. Except or as disclosed in the Parent SEC Reports, Parent is not a party to any affiliate transactions through the date of this Agreement and has no existing commitments to engage in any affiliate transactions in the future.

        (dd) DISCLOSURE. No representation or warranty by Parent in this Agreement and no statement contained in the Parent Disclosure Schedule or any certificate delivered by Parent to the Company pursuant to this Agreement, contains any untrue statement of a material fact or omits any material fact necessary to make the statements herein or therein not misleading when taken together in light of the circumstances in which they were made, it being understood that as used in this Section 5.1(dd) "material" means material to Parent and its subsidiaries taken as a whole.

    5.2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Section 5.2 are true and correct, except to the extent set forth on the disclosure schedule previously delivered by the Company to Parent and Merger Sub (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be initialed by the Parties and shall be arranged in sections and paragraphs corresponding to the letter and numbered paragraphs contained in this Section 5.2.

        (a) CORPORATE ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to so qualify or be in good standing as a foreign corporation would not have a Material Adverse Effect (as defined in Section 9.10). Each of the Company and its subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted. All of the subsidiaries of the Company, together with an organizational chart, are set forth in
    Section 5.2(a) of the Company Disclosure Schedule. The Company has heretofore made available to Parent complete and correct copies of its Articles of Incorporation and By-Laws, as amended.

        (b) CAPITALIZATION. The authorized capital stock of the Company consists of (i) 30,000,000 common shares of which 7,663,355 shares were issued and outstanding on June 26, 1998, and (ii) 10,000,000 shares of preferred stock, $.01 par value per share, none of which is issued or outstanding. All of the outstanding shares of capital stock of the Company and its subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. The Company has no outstanding stock appreciation rights, phantom stock or similar rights. All outstanding shares of capital stock or other equity interests of the subsidiaries of the Company are wholly-owned by the Company or a direct or indirect wholly-owned subsidiary of the Company, free and clear of all liens, pledges, charges, encumbrances, claims and options of any nature. Except for options outstanding on the date hereof to purchase 779,935 Company Shares under the Company Option Plans, there are not as of the date hereof and there will not be at the Effective Time any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character which the Company or any of its subsidiaries is a party to, or may be bound by, requiring it to issue, transfer, grant, sell, purchase, redeem or acquire any shares of capital stock or any of its securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its subsidiaries. There are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or to which it is bound relating to the voting of any shares of the capital stock of the Company. No existing rights with respect to the registration of Company Shares under the Securities Act, including, but not limited to, demand rights or piggy-back registration rights, shall apply with respect to any Parent Shares issuable in connection with the Merger.

        (c) FAIRNESS OPINION. The Board of Directors of the Company has received an opinion from BancAmerica Robertson Stephens LLC, addressed to its Board of Directors, to the effect that the consideration to be received by the holders of Common Shares in the Merger is fair to such holders from a financial point of view. As of the date hereof, such opinion has not been withdrawn, revoked or modified.

        (d) AUTHORITY RELATIVE TO THIS AGREEMENT. The Board of Directors of the Company has declared the Merger advisable and the Company has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of the Merger by the stockholders of the Company in accordance with the CGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

        (e) PRESENT COMPLIANCE WITH OBLIGATIONS AND LAWS.Neither the Company nor any of its subsidiaries is: (i) in violation of its Articles of Incorporation or Bylaws; (ii) in default in the performance of any obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice, or both) affords to any person the right to accelerate any indebtedness or terminate any right;
    (iii) in default, under or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or its assets are bound; or (iv) in violation of any law, regulation, administrative order or judicial order, decree or judgment (domestic or foreign) applicable to it or its business or assets, except where any violation, default or breach under items (ii), (iii), or (iv) would not, individually or in the aggregate, have a Material Adverse Effect.

        (f) CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of its Articles of Incorporation and By-Laws; (ii) require any consent, approval, authorization or permit of, or registration or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements, if any, of the HSR Act, (B) pursuant to the applicable requirements of the Securities Act and the Exchange Act, (C) the filing of the Certificate of Merger pursuant to the CGCL and appropriate documents with the relevant authorities of other states in which the Company is authorized to do business, (D) as may be required by any applicable state securities or takeover laws, (E) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement,
    (F) such filings, consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country, (G) filings with, and approval of, the NNM or, (H) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect or adversely affect the ability of the Company to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any indenture, note, license, lease, agreement or other instrument or obligation to which the Company or any of its subsidiaries or any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation, or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not have a Material Adverse Effect or adversely affect the ability of the Company to consummate the transactions contemplated hereby; (iv) cause the suspension or revocation of any authorizations, consents, approvals or licenses currently in effect which would have a Material Adverse Effect; or
    (v) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.2(f) are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or to any of their respective assets, except for violations which would not in the aggregate have a Material Adverse Effect or adversely affect the ability of the Company to consummate the transactions contemplated hereby.

        (g) LITIGATION. Except as disclosed in Company SEC Reports (as defined in Section 5.2(h)), there are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that, alone or in the aggregate, (i) if adversely determined, would be reasonably likely to result in any claims against or obligations or liabilities of the Company or any of its subsidiaries that would have a Material Adverse Effect, (ii) question the validity of this Agreement or any action to be taken by the Company in connection with the consummation of the transactions contemplated hereby,
    (iii) would prevent the Company from performing its obligations under this Agreement, or (iv) would delay, limit or enjoin the transactions contemplated by this Agreement.

        (h) SEC REPORTS; FINANCIAL STATEMENTS.

           (i) Since January 1, 1995, the Company has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act (the "Company SEC Reports"). None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

           (ii) The consolidated balance sheets and the related statements of income, stockholders' equity and cash flow (including the related notes thereto) of the Company included in the Company SEC Reports (collectively, the "Company Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the consolidated financial position of the Company and its consolidated subsidiaries as of their respective dates, and the results of its operations and its cash flow for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). Since January 1, 1995, there has not been any material change, or any application or request for any material change, by the Company or any of its subsidiaries in accounting principles, methods or policies for financial accounting purposes that have affected or will affect the Company Financial Statements or for tax purposes.

           (iii) The books of account of the Company and its subsidiaries are complete and correct in all material respects and have been maintained on a materially consistent basis.

        (i) NO LIABILITIES; ABSENCE OF CERTAIN CHANGES OR EVENTS. Neither the Company nor any of its subsidiaries has any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), and, to the knowledge of the Company, there is no basis for the assertion of any claim or liability of any nature against the Company or any of its subsidiaries, except for liabilities (i) which are fully reflected in, reserved against or otherwise described in the Company Financial Statements, or (ii) which have been incurred after December 31, 1997 in the ordinary course of business. Except as disclosed in the Company SEC Reports, since December 31, 1997, the business of the Company and its subsidiaries has been carried on only in the ordinary and usual course and there has not been any material adverse change in its business, properties, operations, financial condition or prospects and no event has occurred and no fact or set of circumstances has arisen which has resulted in or could reasonably be expected to result in a Material Adverse Effect with respect to the Company and its subsidiaries. To the knowledge of the Company, no material customer or supplier of the Company intends to or has threatened to alter materially its relationship with the Company.

        (j) BROKERS AND FINDERS. Except for the fees and expenses payable to BancAmerica Robertson Stephens LLC, which fees and expenses are reflected in its agreement with the Company, a true and complete copy of which (including all amendments) has been furnished to the Company, neither the Company nor its subsidiaries has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

        (k) S-4 REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS. None of the information supplied or to be supplied by the Company or its subsidiaries for inclusion or incorporation by reference in the S-4 Registration Statement or the Joint Proxy Statement (as such terms are defined in Section 6.4) will (i) in the case of the S-4 Registration Statement, at the time it becomes effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Joint Proxy Statement, at the time of the mailing of the Joint Proxy Statement and at the time of the Stockholder Meeting (as such term is defined in Section 6.3), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the S-4 Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The S-4 Registration Statement will (with respect to the Company) comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. The Joint Proxy Statement will (with respect to the Company) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

        (l)  TAXES.

           (i) The Company and each of its subsidiaries has timely filed all Returns required by applicable Tax law to be filed by the Company and each of its subsidiaries, except for any such failures to file that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Taxes owed by the Company or any of its subsidiaries to a taxing authority, or for which the Company or any of its subsidiaries is liable, whether to a taxing authority or to other persons or entities under a Significant Tax Agreement, as of the date hereof, have been paid and, as of the Effective Time, will have been paid, except for any such failure to pay that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has made (A) accruals for Taxes on the Company Financial Statements and (B) with respect to periods after the date of the Company Financial Statements, provisions on a periodic basis consistent with past practice on the Company's or one of its subsidiaries' books and records or financial statements, in each case which are adequate to cover any Tax liability of the Company and each of its subsidiaries determined in accordance with generally accepted accounting principles through the date of the Company Financial Statements or the date of the provision, as the case may be, except where failures to make such accruals or provisions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

           (ii) Except to the extent that any such failure to withhold could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each of its subsidiaries have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

           (iii) There is no Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries, except any such deficiency that, if paid, could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any federal or material state Tax.

           (iv) No federal or state Tax audit or other examination of the Company or any of its subsidiaries is presently in progress, nor has the Company or any of its subsidiaries been notified in writing of any request for such federal or material state Tax audit or other examination, except in all cases for Tax audits and other examinations which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

           (v) Neither the Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
       Section 341(f)(2) of the Code apply to any disposition of a subsection
       (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

           (vi) Neither the Company nor any of its subsidiaries is a party to
       (A) any agreement with a party other than the Company or any of its subsidiaries providing for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Return which Return includes or included the Company or any subsidiary or (B) any Significant Tax Agreement other than any Significant Tax Agreement described in (A).

           (vii) Except for the group of which the Company and its subsidiaries are now presently members, neither the Company nor any of its subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Sections 1504 of the Code.

           (viii) Neither the Company nor any of its subsidiaries has agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

           (ix) The Company is not, and has not at any time been, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

        (m)  EMPLOYEE BENEFITS.

           (i) Except for liabilities reflected in the accruals and reserves on the Company Financial Statements, none of the Company or any current or former Plan Affiliate of the Company has at any time maintained, sponsored, adopted, made contributions to, obligated itself or had any liability with respect to: any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA); any "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA); any personnel or payroll policy (including vacation time, holiday pay, service awards, moving expense reimbursement programs and sick leave) or material fringe benefit; any severance agreement or plan or any medical, hospital, dental, life or disability plan; any excess benefit plan, bonus or incentive plan (including any equity or equity-based plan), tuition reimbursement, automobile use, club membership, parental or family leave, top hat plan or deferred compensation plan, salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement, or collective bargaining agreement, indemnification agreement, retainer agreement; or any other benefit plan, policy, program, arrangement, agreement or contract, whether or not written or terminated, with respect to any employee, former employee, director, independent contractor, or any beneficiary or dependent thereof (all such plans, policies, programs, arrangements, agreements and contracts, whether or not set forth in
       Section 5.2(m) of the Company Disclosure Schedule are referred to in this Agreement as "Company Scheduled Plans").

           (ii) The Company has delivered to Parent a complete and accurate copy, as of the Closing, of each written Company Scheduled Plan, together with, if applicable, a copy of audited financial statements, actuarial reports and Form 5500 Annual Reports (including required schedules), if any, for the three (3) most recent plan years, the most recent IRS determination letter or IRS recognition of exemption; each other material letter, ruling or notice issued by a governmental body with respect to each such plan, a copy of each trust agreement, insurance contract or other funding vehicle, if any, with respect to each such plan, the most recent PBGC Form 1 with respect to each such plan, if any, the current summary plan description or summary of material modifications with respect to each such plan, Form 5310 and any related filings with the PBGC and with respect to the last six Plan years for each Plan subject to Title IV of ERISA, general notification to employees of their rights under Code Section 4980B and form of letter(s) distributed upon the occurrence of a qualifying event described in Code Section 4980B, in the case of a Plan that is a "group health plan" as defined in Code Section 162(i), and a copy or description of each other general explanation or written or oral communication which describes a material term of each such plan that has not previously been disclosed to Parent pursuant to this Section. Section 5.2(m) of the Company Disclosure Schedule contains a description of the material terms of any unwritten Company Scheduled Plan as comprehended to the Closing Date. There are no negotiations, demands or proposals which are pending or threatened which concern matters now covered, or that would be covered, by the foregoing types of Plans.

           (iii) Except as could not reasonably give rise, whether individually or in the aggregate, to material liability to the Company, Parent, or Merger Sub:

               (1) each Company Scheduled Plan (A) has been and currently complies in form and in operation in all material respects with all applicable requirements of ERISA and the Code, and any other legal requirements; (B) has been and is operated and administered in compliance with its terms (except as otherwise required by law); (C) has been and is operated in compliance with applicable legal requirements in such a manner as to qualify, where appropriate, for both Federal and state purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto; and (D) where appropriate, has received a favorable determination letter or recognition of exemption from the Internal Revenue Service.

               (2) with respect to each Company Scheduled Plan, there are no claims or other proceedings pending or threatened with respect to the assets thereof (other than routine claims for benefits), and there are no facts which could reasonably give rise to any liability, claim or other proceeding against any Company Scheduled Plan, any fiduciary or plan administrator or other person dealing with any Company Scheduled Plan or the assets of any such plan.

               (3) with respect to each Company Scheduled Plan, no person: (A) has entered into any "prohibited transaction," as such term is defined in ERISA or the Code and the regulations, administrative rulings and case law thereunder; (B) has breached a fiduciary obligation or violated Sections 402, 403, 405, 503, 510 or 511 of ERISA; (C) has any liability for any failure to act or comply in connection with the administration or investment of the assets of such plans; or (D) engaged in any transaction or otherwise acted with respect to such plans in such a manner which could subject Parent, or any fiduciary or plan administrator or any other person dealing with any such plan, to liability under Sections 409 or 502 of ERISA or Sections 4972 or 4976 through 4980B of the Code.

               (4) each Company Scheduled Plan may be amended, terminated, modified or otherwise revised by the Company or Parent, on and after the Closing, without further liability to the Company or Parent, including any withdrawal liability under ERISA for any multi-employer plan. For purposes of this paragraph, termination of a Company Scheduled Plan includes the requirement of a cessation of liability for claims incurred after the termination date regardless of any status having been obtained or achieved.

               (5) none of the Company or any current or former Company Plan Affiliate has at any time participated in, made contributions to or had any other liability with respect to any Company Scheduled Plan which is a "multi-employer plan" as defined in Section 4001 of ERISA, a "multi-employer plan" within the meaning of Section 3(37) of ERISA, a "multiple employer plan" within the meaning of Section 413(c) of the Code or a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

               (6) none of the Company or any current or former Company Plan Affiliate has at any time maintained, contributed to or obligated itself or otherwise had any liability with respect to any funded or unfunded employee welfare plan, whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retirees or current or future former employees, their spouses or dependents or any other persons (except for limited continued medical benefit coverage for former employees, their spouses and other dependents as required to be provided under
           Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and the accompanying proposed regulations or state continuation coverage laws ("COBRA")).

               (7) no Company Scheduled Plan has incurred an "accumulated funding deficiency" as such term is defined in Section 302 of ERISA or Section 412 of the Code, whether or not waived, or has posted or is required to provide security under Code Section 401(a)(29) or
           Section 307 of ERISA; no event has occurred which has or could result in the imposition of a lien under Code Section 412 or Section 302 of ERISA, nor has any liability to the Pension Benefit Guaranty Corporation (the "PBGC") (except for payment of premiums) been incurred or reportable event within the meaning of Section 4043 of ERISA occurred with respect to any such plan; and the PBGC has not threatened or taken steps to institute the termination of any such plan;

               (8) the requirements of COBRA have been satisfied with respect to each Company Scheduled Plan.

               (9) all contributions, payments, premiums, expenses, reimbursements or accruals for all periods ending prior to or as of the Closing for each Company Scheduled Plan (including periods from the first day of the then current plan year to the Closing) shall have been made or accrued on the Company financial statements (in accordance with generally applied accounting principal, including FAS 87, 88, 106 and 112) and each such plan otherwise does not have nor could have any unfunded liability (including benefit liabilities as defined in Section 4001(a)(16) of ERISA) which is not reflected on the Company financial statements. Any contribution made or accrued with respect to any Company Scheduled Plan is fully deductible by the Company.

               (10)  neither the Company nor a Plan Affiliate has any liability
           (A) for the termination of any single employer plan under Section 4062 of ERISA or any multiple employer plan under Section 4063 of ERISA, (B) for any lien imposed under Section 302(f) of ERISA or
           Section 412(n) of the Code, (C) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (D) for any excise tax imposed by Code Sections 4971, 4972, 4977, or 4979, or
           (E) for any minimum funding contributions under Section 302(c)(11) of ERISA or Code Section 412(c)(11).

               (11) all the Company Scheduled Plans to the extent applicable, are in compliance with Section 1862(b)(1)(A)(i) of the Social Security Act and neither the Company nor any Plan Affiliate has any liability for any excise tax imposed by Code Section 5000.

               (12) with respect to any Company Scheduled Plan which is a welfare plan as defined in Section 3(1) of ERISA; (A) each such welfare plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements; (B) there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject the Company or any Plan Affiliate to a tax under Code Section 4976(a); and (C) each and every such welfare plan which is a group health plan (as such term is defined in Code Section 162(i)(3)) complies and in each and every case has complied with the applicable requirements of Code Section 4980B, Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act.

               (13) Other than by reason of actions taken by Parent following the Closing, the consummation of the transactions contemplated by this Agreement will not (A) entitle any current or former employee of the Company to severance pay, unemployment compensation or any other payment, (B) accelerate the time of payment or vesting of any payment, forgive any indebtedness, or increase the amount of any compensation due to any such employee or former employee, (C) result in any prohibited transaction described in Section 406 of ERISA or
           Section 4975 of the Code for which an exemption is not available, or
           (D) give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

               (14) As used in this Agreement, with respect to any person ("First Person") the term "Plan Affiliate" shall mean each other person or entity with whom the First Person constitutes or has constituted all or part of a controlled group, or which would be treated or has been treated with the First Person as under common control or whose employees would be treated or have been treated as employed by the First Person, under Section 414 of the Code and any regulations, administrative rulings and case law interpreting the foregoing.

        (n)  COMPANY INTANGIBLE PROPERTY.

           (i) Section 5.2(n) of the Company Disclosure Schedule sets forth a true, correct and complete list of each patent, trademark, trade name, service mark, brand mark, brand name, industrial design and copyright owned or used in business by the Company and its subsidiaries, as well as all registrations thereof and pending applications therefor, and each license or other contract relating thereto (collectively with any other intellectual property owned or used in the business by the Company and its subsidiaries, and all of the goodwill associated therewith, the "Company Intangible Property") and indicates, with respect to each item of Company Intangible Property listed thereon, the owner thereof and, if applicable, the name of the licensor and licensee thereof and the terms of such license or other contract relating thereto. Except as set forth in Section 5.2(n) of the Company Disclosure Schedule, each of the foregoing is owned free and clear of any and all liens, mortgages, pledges, security interests, levies, charges, options or any other encumbrances of any kind whatsoever and none of the Company or any of its subsidiaries has received any notice to the effect that any other entity has any claim of ownership with respect thereto. To the knowledge of the Company, the use of the foregoing by the Company and its subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, patent, trademark, trade name, service mark, brand mark, brand name, computer program, industrial design, copyright or any pending application therefor of any other person or entity. Except as set forth in Section 5.2(n) of the Company Disclosure Schedule, no claims have been made, and none of the Company or any of its subsidiaries has received any notice, nor does the Company or any of its subsidiaries have any knowledge of any basis for any claims that any of the foregoing is invalid, conflicts with the asserted rights of other entities, or has been used or enforced (or has failed to be used or enforced) in a manner that would result in the abandonment, cancellation or unenforceability of any item of Company Intangible Property.

           (ii) The Company and each of its subsidiaries possesses all Company Intangible Property, including, without limitation, all know-how, formulae and other proprietary and trade rights and trade secrets, necessary for the conduct of their businesses as now conducted. None of the Company or any of its subsidiaries has taken or failed to take any action that would result in the forfeiture or relinquishment of any such Company Intangible Property used in the conduct of their respective businesses as now conducted.

        (o) CERTAIN CONTRACTS. Section 5.2(o) of the Company Disclosure Schedule lists all of the following contracts, agreements and commitments, whether oral or written, to which the Company or its subsidiaries is a party or by which any one of them or any of their properties or assets may be bound (the "Company Listed Agreements"): (i) all employment or other contracts with any officer or director of the Company or any subsidiary of the Company (or any company which is controlled by any such individual) and any employment agreements with any employee which are not terminable at will without any payment upon termination; (ii) union, guild or collective bargaining contracts relating to employees of the Company or any subsidiary;
    (iii) instruments for credit or money borrowed (including, without limitation, any indentures, guarantees, loan agreements, sale and leaseback agreements, or purchase money obligations incurred in connection with the acquisition of property other than in the ordinary course of business) involving individually or in the aggregate in excess of $250,000; (iv) underwriting, purchase, liquidation or similar agreements entered into in connection with the Company or any of its subsidiaries' currently existing indebtedness; (v) agreements for acquisitions or dispositions (by merger, purchase, liquidation or sale of assets or stock or otherwise) of material assets entered into within the last three (3) years, as to which the transactions contemplated have been consummated or are currently pending;
    (vi) joint venture, strategic alliance or similar partnership agreements;
    (vii) material licensing, merchandising and distribution contracts; (viii) contracts granting any person or other entity registration rights; (ix) guarantees, suretyships, indemnification and contribution agreements, involving individually or in the aggregate in excess of $250,000; (x) material agreements regarding the use, license or other disposition of intellectual property; (xi) franchise agreements; (xii) agreements regarding the purchase of supplies, equipment, materials or components greater than $1,000,000 or one year in duration;
    (xiii) agreements for the sale of products greater than $1,000,000 or one year in duration; (xiv) agreements restricting competition; (xv) contracts with any governmental or quasi-governmental entity; (xvi) existing material leases of real or personal property and material contracts to purchase or sell real property; and (xvii) other contracts which materially affect the business, properties or assets of the Company and its subsidiaries taken as a whole, and are not otherwise disclosed in this Agreement or which were entered into other than in the ordinary course of business on a basis consistent with past practice. Except as set forth on Section 5.2(o) of the Company Disclosure Schedule, a true and complete copy (including all amendments) of each Company Listed Agreement, or a summary of each oral contract, has been made available to the Company. Neither the Company nor any subsidiary (i) is in breach or default in any material respect under any of the Company Listed Agreements or (ii) has any knowledge of any other material breach or default under any Company Listed Agreement by any other party thereto or by any other person or entity bound thereby, except in the case of (i) or (ii) breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company. Except as set forth in the Company Schedules, there is no agreement, judgment, injunction, order or decree binding upon the Company or its subsidiaries or their properties (including, without limitation, their intellectual properties) which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material acquisition of property by the Company or any of its subsidiaries or the conduct of the business by the Company or any of its subsidiaries including any exclusive distribution or licensing agreements which cannot be terminated on less than 30 days notice without any cost or expense to the Company or its subsidiaries. Except as provided for herein, at the Effective Time, no person will have the right, by contract or otherwise, to become, nor does any entity have the right to designate or cause the Company to appoint a person as, a director of the Company, any subsidiary of the Company or Parent.

        (p) ACCOUNTING MATTERS. Neither the Company nor, to its Knowledge, any of its affiliates, has taken or agreed to take any action that would prevent the Parent from accounting for the business combination to be effected by the Merger as a "pooling-of-interests." The Company has not failed to bring to the attention of Parent any actions, agreements or understandings, whether written or oral, that would be reasonably likely to prevent Parent from accounting for the Merger as a pooling-of-interests. The Company has received a letter from Coopers & Lybrand LLP ("C&L") to the effect that the Company is a poolable entity.

        (q) UNLAWFUL PAYMENTS AND CONTRIBUTIONS. To the knowledge of the Company, neither the Company, any subsidiary of the Company nor any of their respective directors, officers, employees or agents has, with respect to the businesses of the Company or its subsidiaries, (i) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee;
    (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any person or entity.

        (r) LISTINGS. The Company's securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange, other than the NNM.

        (s) ENVIRONMENTAL MATTERS. Except as disclosed in the Company SEC Reports, (i) the Company and its subsidiaries and the operations, assets and properties thereof are in material compliance with all Environmental Laws (as defined in Section 5.1(s)); (ii) there are no judicial or administrative actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any subsidiary of the Company alleging the violation of any Environmental

    Law and neither the Company nor any subsidiary of the Company has received notice from any governmental body or person alleging any violation of or liability under any Environmental Laws, in either case which could reasonably be expected to result in material Environmental Costs and Liabilities (as defined in Section 5.1(s); (iii) to the knowledge of the Company, there are no facts, circumstances or conditions relating to, arising from, associated with or attributable to the Company or its subsidiaries or any real property currently or previously owned, operated or leased by the Company or its subsidiaries that could reasonably be expected to result in material Environmental Costs and Liabilities; and (iv) to the knowledge of the Company, the Company has not ever generated, transported, treated, stored, handled or disposed of any Hazardous Material at any site, location or facility in a manner that could create any material Environmental Costs and Liabilities under any Environmental Law; and no such Hazardous Material has been or is currently present on, in, at or under any real property owned or used by the Company in a manner that could create any Environmental Costs and Liabilities (including without limitation, containment by means of any underground or aboveground storage tank).

        (t)  TITLE TO PROPERTIES; LIENS; CONDITION OF PROPERTIES.

           (i) The Company and its subsidiaries have good and marketable title to, or a valid leasehold interest in, the real and personal property, located on their premises or shown on their most recent balance sheet or acquired after the date thereof. None of the property owned or used by the Company or any of its subsidiaries is subject to any mortgage, pledge, deed of trust, lien (other than for taxes not yet due and payable), conditional sale agreement, security title, encumbrance, or other adverse claim or interest of any kind. There has not been prior to Closing any sale, lease, or any other disposition or distribution by the Company of any of its material assets or properties, now owned or hereafter acquired, except transactions in the ordinary and regular course of business.

           (ii) The Company has delivered to Parent true, correct and complete copies of all material leases, subleases, rental agreements, contracts of sale, tenancies or licenses related to any of the real or personal property used by the Company or any of its subsidiaries in their respective businesses. All such leases are valid, binding and enforceable in accordance with their terms against the parties thereto, and each such lease is subsisting and no default exists under any thereof. Neither the Company nor any of its subsidiaries has received notice that any party to any such lease intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or any right thereunder.

           (iii) All buildings, machinery and equipment of the Company and any of its subsidiaries are in good condition, working order and repair, normal wear and tear and excepted, and adequate for the uses to which they are being put, have been well maintained, conform in all material respects with all applicable ordinances, regulations and zoning, safety or other laws, and to the knowledge of the Company do not encroach on property of others. As of the date hereof, neither the Company nor any of its subsidiaries has received written notice of or otherwise become aware of any pending or threatened change of any such ordinance, regulation or zoning, safety or other law and there is no pending or, to the Company's knowledge, threatened condemnation of any such property.

        (u) INVENTORIES. All inventories of finished goods and work in process of the Company and its subsidiaries are as of the date hereof, and those existing at the Closing will be in all material respects, good and merchantable and of a quality and quantity salable in the ordinary course of the business of the Company and its subsidiaries at prevailing market prices without discounts, except for inventory reserved against in accordance with GAAP. All inventories of raw materials are of a quality and quantity usable in the ordinary course of business. The Company's purchase commitments for raw materials and parts are not in excess of normal requirements, and none are at prices materially in excess of current market prices and no inventory items have been sold or disposed of except through sales in the ordinary course of business and consistent with past practice at prices no less than prevailing market prices, and in no event less than cost.

        (v) ACCOUNTS RECEIVABLE AND PAYABLE. The Company's accounts receivable have been arisen in bona-fide arms length transactions in the ordinary course of business, and to the Company's knowledge, represent valid and binding obligations of the account debtors and will be collected in the ordinary course of business. To the extent required under GAAP, the Company's accounts payable reflect all amounts owed by the Company in respect of trade accounts due and other payables and the actual liability of the Company in respect of such obligations is reflected on the Company's financial statements as contained in the Company SEC Reports.

        (w)  LABOR AND EMPLOYEE RELATIONS.

           (i) The Company is not a party to any employment, consulting, non-competition, severance, golden parachute, indemnification agreement or any other agreement providing for payments or benefits or the acceleration of payments or benefits upon the change of control of the Company (including, without limitation, any contract to which the Company is a party involving employees of the Company).

            (ii) (A) None of the employees of the Company or any of its subsidiaries is represented in his or her capacity as an employee of such company by any labor organization; (B) neither the Company nor any of its subsidiaries has recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of their employees, nor has the Company or any of its subsidiaries signed any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any of their employees; and
       (C) to the knowledge of the Company, there is no active or current union organization activity involving the employees of the Company or any of its subsidiaries, nor has there ever been union representation involving employees of the Company or any of its subsidiaries.

           (iii) There are no complaints against the Company or any of its subsidiaries pending or, to the knowledge of the Company, overtly threatened before the National Labor Relations Board or any similar foreign, state or local labor agencies, or before the Equal Employment Opportunity Commission or any similar foreign, state or local agency, or before any other governmental agency or entity by or on behalf of any employee or former employee of the Company or any of its subsidiaries.

           (iv) Neither the Company nor any of its subsidiaries has any material contingent liability for severance pay or similar items. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not trigger any severance pay obligation under any contract or at law.

           (v) The Company has provided to Parent a description of all written and other material employment policies under which the Company and each subsidiary has operated.

           (vi) The Company and each of its subsidiaries are in compliance with all Federal, foreign (as applicable), and state laws regarding employment practices, including laws relating to workers' safety, sexual harassment or discrimination, except where the failure to so be in compliance, individually or in the aggregate, would not have a Material Adverse Effect.

           (vii) To the knowledge of the Company, no executive, key employee or group of employees has any plans to terminate his or her employment with the Company or any of its subsidiaries.

        (x) PERMITS. The Company and each of its subsidiaries hold all licenses, permits, registrations, orders, authorizations, approvals and franchises which are required to permit it to conduct its businesses as presently conducted, except where the failure to hold such licenses, permits, registrations, orders, authorizations, approvals or franchises would not, individually or in the aggregate, have a Material Adverse Effect. All such material licenses, permits, registrations, orders, authorizations, approvals and franchises are listed in Section 5.2(x) of the Company Disclosure Schedule and are now, and will be after the Closing, valid and in full force and effect, and Parent shall have full benefit of the same, except where the failure to have the benefit of any such license, permit, registration, order, authorization, approval or franchise would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its subsidiaries has received any notification of any asserted present failure (or past and unremedied failure) by it to have obtained any such license, permit, registration, order, authorization, approval or franchise.

        (y) WARRANTY OR OTHER CLAIMS. No product manufactured, sold, leased or delivered by the Company or any of its subsidiaries is subject to any guaranty, warranty, right of return or other indemnity beyond the applicable standard terms and conditions of sale or lease, which have been provided to Parent. There are no existing or, to the knowledge of the Company, threatened claims or any facts upon which a claim could be based, against the Company or any of its subsidiaries for services or merchandise which are defective or fail to meet any service or product warranties which would, individually or in the aggregate, have a Material Adverse Effect. No claim has been asserted against the Company or any of its subsidiaries for renegotiation or price redetermination of any business transaction, and the Company has no knowledge of any facts upon which any such claim could be based.

        (z) POWERS OF ATTORNEY. To the knowledge of the Company, neither the Company nor any of its subsidiaries has granted any outstanding powers of attorney or similar powers of agency.

        (aa) INSURANCE. Section 5.2(aa) of the Company Disclosure Schedule lists all insurance policies in force covering the businesses, properties and assets of the Company and its subsidiaries and all outstanding claims against such policies. All such policies are currently in effect, and neither the Company nor any of its subsidiaries has received notice of cancellation or termination of, or material premium increase with respect to, of any such insurance in effect on the date hereof or within the past two (2) years. All such policies are issued by an insurer that is financial sound and reputable and provide adequate insurance coverage for the assets and operations of the Company or its subsidiaries for all risks customarily insured against by a person or entity engaged in a similar businesses as the Company and its subsidiaries.

        (bb) CORPORATE BOOKS AND RECORDS. The minute books and stock ledgers of the Company, copies of which have been made available for inspection by Parent, have been kept in due course, accurately record all material action taken by the Company's stockholders, board of directors and committees thereof and are complete.

        (cc) TRANSACTIONS WITH AFFILIATES. The Company is not a party to any affiliate transactions through the date of this Agreement and has no existing commitments to engage in any affiliate transactions in the future.

        (dd) DISCLOSURE. No representation or warranty by the Company in this Agreement and no statement contained in the Company Disclosure Schedule or any certificate delivered by the Company to Parent pursuant to this Agreement, contains any untrue statement of a material fact or omits any material fact necessary to make the statements herein or therein not misleading when taken together in light of the circumstances in which they were made, it being understood that as used in this Section 5.2(dd) "material" means material to the Company and its subsidiaries taken as a whole.

                                   ARTICLE VI
                      ADDITIONAL COVENANTS AND AGREEMENTS

    6.1  CONDUCT OF BUSINESS.

        (a) Parent and the Company each covenant and agree that, during the period from the date of this Agreement to the Effective Time (unless the Parties shall otherwise agree in writing and except as otherwise contemplated by this Agreement), Parent and the Company each will, and will cause each of their subsidiaries to, conduct their operations according to their ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact their current business organizations, use their best efforts to keep available the service of its current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time.

        (b) Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement, prior to the Effective Time, none of Parent, the Company, or any of its subsidiaries will, without the prior written consent of the other Parties:

           (i) accelerate, amend or change the period of exercisability of any outstanding options or restricted stock, or reprice options granted under the Company Option Plans or authorize cash payments in exchange for any options granted under any of such plans;

           (ii) except (x) as set forth in Section 6.1(b) of the Parent Disclosure Schedule or the Company Disclosure Schedule, as the case may be, and (y) for shares to be issued upon exercise of the outstanding Options or warrants, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or (B) any other securities in respect of, in lieu of, or in substitution for, shares outstanding on the date hereof;

           (iii) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Parent Shares or the Company Shares, as the case may be);

           (iv) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such;

           (v) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger as provided for herein);

           (vi) adopt any amendments to its Certificate or Articles of Incorporation, as the case may be, or By-Laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any its subsidiaries;

           (vii) make any acquisition, by means of merger, consolidation or otherwise, or disposition, of assets (except in the ordinary course of business) or securities;

          (viii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person, other than the Merger and loans or advances to employees in accordance with past practice and of less than $20,000 individually or $300,000 in the aggregate;

           (ix) make or revoke any material Tax election, settle or compromise any material federal, state, local or foreign Tax liability or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes (except for Tax elections which are consistent with prior such elections (in past years); provided, that this subparagraph (ix) shall not apply to any such action by Parent or its subsidiaries;

           (x) incur any liability for Taxes other than in the ordinary course of business; or

           (xi) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

        (c) Between the date hereof and the Effective Time, except as contemplated herein, Parent, the Company and their subsidiaries shall not (without the prior written consent of the Parties hereto) (A) grant any increases in the compensation of any of their directors or officers and, except in the ordinary course of business and in accordance with its customary past practices, grant increases to any key employees; (B) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, pension or employment plans, agreements or arrangements as in effect on the date hereof to any such director, officer or key employee, whether past or present; (C) enter into any new or amend any existing employment or severance agreement with any such director, officer or key employee, except as contemplated by Section 6.17 hereof; or (D) except as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multi-employer plan, employee benefit plan, severance plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of enhancing any benefits thereunder.

    6.2  NO SOLICITATION.

        (a) From and after the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company and its subsidiaries will not, and will not permit their respective directors, officers, investment bankers and affiliates to, and will use their best efforts to cause their respective employees, representatives and other agents not to, directly or indirectly, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve, recommend or otherwise endorse or support any Acquisition Proposal. As used herein, the term "Acquisition Proposal" shall mean any proposal or actual (i) merger, consolidation or similar transaction involving the Company or any subsidiary of the Company, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or any subsidiary of the Company representing 20% or more of the assets of the Company on a consolidated basis, (iii) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of the Company, (iv) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding the Company Shares, (v) liquidation, dissolution, or other similar type of transaction with respect to the Company or any subsidiary of the Company, or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions, provided, however, that the term "Acquisition Proposal" shall not include the Merger and the transactions contemplated thereby. The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

        (b) Notwithstanding the provisions of paragraph (a) above, nothing contained in this Agreement shall prevent the Company or its Board of Directors, directly or through representatives or agents on behalf of the Board, from (A) furnishing non-public information to, or entering into discussions or negotiations with any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or recommending such an unsolicited bona fide written Acquisition Proposal to the stockholders of the Company, if the Board of Directors determines in good faith that (1) after consultation with and receipt of a written opinion from its financial advisors, such Acquisition Proposal would, if consummated, result in a transaction more favorable to the Company's stockholders (after due consideration to, among other matters, the financial terms of the Acquisition Proposal, the advantages and benefits of the Merger to the Company's stockholders, including but not limited to, the tax treatment of the Merger, and the ability of the person or entity making such proposal to obtain any financing necessary for the Acquisition Proposal) than the Merger (any such more favorable Acquisition proposal being referred to in this Agreement as a "Superior Proposal"), (2) the failure to take such action would constitute a breach of the fiduciary duties of the Company's Board of Directors to the Company's stockholders under California Law based upon the advice of Troy & Gould, the Company's outside corporate counsel, and (3) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the Company's Board of Directors (x) notifies Parent of such Acquisition Proposal and notifies Parent that the Company intends to furnish such information or enter into such negotiations, and (y) receives from such person or entity an executed confidentiality agreement with confidentiality provisions not materially less favorable to such party than those contained in the Confidentiality Agreement dated May 12, 1998 between Parent and the Company; or (B) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or other applicable law with regard to an Acquisition Proposal.

        (c) The Company will (i) notify Parent within 48 hours if any Acquisition Proposal is made or proposed to be made or any information or access to properties, books or records of the Company is requested in connection with an Acquisition Proposal and (ii) within 48 hours communicate to Parent the principal terms and conditions of any such Acquisition Proposal or potential Acquisition Proposal or inquiry (and will disclose any written materials received by the Company in connection with such Acquisition Proposal, potential Acquisition Proposal or inquiry, unless the Board of Directors determines, based on the advice of outside legal counsel to the Company, that disclosing such materials would cause the Board of Directors to violate its fiduciary duties to the Company's stockholders under applicable law) and the identity of the party making such Acquisition Proposal, potential Acquisition Proposal or inquiry.

        (d) Except as set forth herein, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Board of Directors of the Company or such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, the Board of Directors of the Company may (subject to the terms of this and the following sentence) withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend a Superior Proposal or enter into an agreement with respect to a Superior Proposal at any time after the second business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the party making such Superior Proposal; PROVIDED, that the Company shall not enter into an agreement with respect to a Superior Proposal unless the Company shall have furnished Parent with written notice not later than noon (Chicago time) two business days in advance of any date that it intends to enter into such agreement and shall have caused its financial and legal advisors to negotiate with Parent to make such amendments to the terms and conditions of this Agreement as would make this Agreement as so amended at least as favorable to the Company's stockholders (based upon consideration of the financial terms of the Superior Proposal, the advantages and benefits of the Merger to the Company's stockholders, including but not limited to, the tax treatment of the Merger, and the ability of the party making the Superior Proposal to obtain any financing necessary for the Superior Proposal) as the Superior Proposal. In addition, if the Company proposes to enter into an agreement with respect to any Acquisition Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to Parent the Termination Fee (as defined in Section 8.5) subject to the provisions of Section 8.5.

    6.3 MEETING OF STOCKHOLDERS. Parent, on the one hand, and the Company on the other, shall each take all action necessary in accordance with applicable law and its Certificate of Incorporation (or Articles of Incorporation) and By-Laws to convene a meeting of its stockholders (the "Stockholder Meetings") as promptly as practicable to consider and vote upon the approval of the Merger and the issuance of the Parent Shares, as the case may be. Subject to the fiduciary duties of the each Party's Board of Directors under applicable law after consultation with and based upon the advice of independent legal counsel (who may be the Party's regularly engaged independent legal counsel), the Board of Directors of Parent, on the one hand, and the Company on the other, shall each recommend and declare advisable such approval and Parent, on the one hand, and the Company on the other, shall take all lawful action to solicit, and use its best efforts to obtain, such approval (the requisite approval by stockholders of the Company as well as by stockholders of Parent is hereinafter referred to collectively as the "Requisite Stockholder Approval").

    6.4 REGISTRATION STATEMENT. Parent will, as promptly as practicable, prepare and file with the SEC a registration statement on Form S-4 (the "S-4 Registration Statement"), containing a proxy statement/ prospectus and a form of proxy, in connection with the registration under the Securities Act of the Parent Shares issuable upon conversion of the Shares and the other transactions contemplated hereby. The Company and Parent will, as promptly as practicable, prepare and file with the SEC a proxy statement that will be the same proxy statement/prospectus contained in the S-4 Registration Statement and a form of proxy, in connection with the vote of the Company's and Parent's stockholders with respect to the Merger and the issuance of the Parent Shares (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's and Parent's stockholders, is herein called the "Joint Proxy Statement"). The Company and Parent will, and will cause their accountants and lawyers to, use their best efforts to have or cause the S-4 Registration Statement declared effective as promptly as practicable, including, without limitation, causing their accountants to deliver necessary or required instruments such as opinions, consents and certificates, and will take any other action required or necessary to be taken under federal or state securities laws or otherwise in connection with the registration process, it being understood and agreed that Katten Muchin & Zavis, counsel to Parent, and Troy & Gould, counsel to the Company, will each render the tax opinions referred to in Section 7.1(g) and 7.1(h), respectively, on (i) the date the preliminary Joint Proxy Statement is filed with the SEC and
(ii) the date the S-4 Registration Statement is filed with the SEC. The Company and Parent will each use their best efforts to cause the Joint Proxy Statement to be mailed to their respective stockholders at the earliest practicable date and will coordinate and cooperate with one another with respect to the timing of the Stockholder Meetings and the Company and Parent shall each use their commercially reasonable efforts to hold such Stockholder Meetings as soon as practicable after the date hereof.

    6.5 BEST EFFORTS. The Parties shall: (i) promptly make their respective filings and thereafter make any other required submissions under all applicable laws with respect to the Merger and the other transactions contemplated hereby; and (ii) use their best efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

    6.6 ACCESS TO INFORMATION. Upon reasonable notice, Parent, on the one hand, and the Company on the other, shall (and shall cause each of their subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of the other such party (the "Authorized Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to their properties, assets, books and records and, during such period, shall (and shall cause each of their subsidiaries to) furnish promptly to such Authorized Representatives all information concerning their business, properties, assets and personnel as may reasonably be requested for purposes of appropriate and necessary due diligence, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any of the representations or warranties made by the Parties. The Parties each agree to treat (and cause their Authorized Representatives to treat) any and all information provided pursuant to this Section 6.6 in strict compliance with the terms of that certain Confidentiality Agreement, entered by and between the Company and Parent, dated May 12, 1998 (the "Confidentiality Agreement").

    6.7 PUBLICITY. The Parties agree that they will consult with each other concerning any proposed press release or public announcement pertaining to the Merger in order to agree upon the text of any such press release or the making of such public announcement, which agreement shall not be unreasonably withheld.

    6.8  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        (a) From and after the Effective Time, Parent shall, and in addition shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers and directors of the Company and any of their subsidiaries against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent (not otherwise covered by insurance) permitted or required under applicable law (and shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification); PROVIDED, HOWEVER, the indemnification provided hereunder by Parent shall not be greater than (x) the indemnification permissible pursuant to the Company's Articles of Incorporation and By-Laws, as in effect as of the date hereof or (y) the indemnification actually provided by the Company as of the date hereof. Parent agrees that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the present or former directors, officers, employees, fiduciaries and agents of the Company, Parent or any of their subsidiaries (collectively, the "Indemnified Parties") as provided in, as the case may be, the Company's Articles of Incorporation or By-Laws or pursuant to other agreements, or articles or certificates of incorporation or by-laws or similar documents of any of the Company's or Parent's subsidiaries, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Merger; PROVIDED, HOWEVER, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the disposition of such claim.

        (b) Parent shall cause to be maintained in effect for not less than five
    (5) years the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company, Parent and their subsidiaries with respect to matters occurring prior to the Effective Time to the extent required to cover the types of actions and omissions currently covered by such policies; PROVIDED, HOWEVER, that (i) Parent may substitute therefor policies of substantially the same coverage containing terms and conditions which are not less advantageous, in any material respect, to the Indemnified Parties and (ii) Parent shall not be required to pay an annual premium for such insurance in excess of 200% of current aggregate policies but in such case shall purchase as much coverage as possible for such amount.

        (c) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Closing, the parties hereto agree to cooperate and use their respective commercially reasonable efforts to vigorously defend against and respond thereto.

        (d) This Section 6.8 is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of the Parties.

    6.9 AFFILIATES OF THE COMPANY AND PARENT. Parent has identified to the Company each Parent Affiliate and the Company has identified to Parent each the Company Affiliate (Parent Affiliates and the Company Affiliates are collectively referred to as the "Affiliates") and each Affiliate has delivered to the Company and Parent on or prior to the date hereof, a written agreement (i) that such Affiliate will not sell, pledge, transfer or otherwise dispose of any Shares issued to such Affiliate pursuant to the Merger, except in compliance with Rule 145 promulgated under the Securities Act or an exemption from the registration requirements of the Securities Act and (ii) that on or prior to the earlier of
(x) the mailing of the Proxy Statement/Prospectus or (y) the thirtieth day prior to the Effective Time such Affiliate will not thereafter sell or in any other way reduce such Affiliate's risk relative to any Shares received in the Merger (within the meaning of the SEC's Financial Reporting Release No. 1, "Codification of Financing Reporting Policies," Section 201.01 47 F.R. 21028 (April 15, 1982)), until such time as financial results (including combined sales and net income) covering at least 30 days of post-merger operations have been published, except as permitted by Staff Accounting Bulletin No. 76 issued by the SEC. Parent agrees to use commercially reasonable efforts to make publicly available financial statements reflecting at least 30 days of combined operations of Parent and the Company as soon as practicable.

    6.10 MAINTENANCE OF INSURANCE. Between the date hereof and through the Effective Time each of the Company and Parent will maintain in full force and effect all of their presently existing policies of insurance or insurance comparable to the coverage afforded by such policies.

    6.11 REPRESENTATIONS AND WARRANTIES. Neither Parent, on the one hand, nor the Company, on the other, will take any action that would cause any of their respective representations and warranties set forth in Section 5.1 or 5.2, as the case may be, not to be true and correct in all material respects at and as of the Effective Time.

    6.12 FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, the Parties shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act, the Securities Act and the Exchange Act with respect to the Merger; (b) cooperate in the preparation of such filings or submissions under the HSR Act; and (c) use best efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

    6.13 NOTIFICATION OF CERTAIN MATTERS. Each of the Company and Parent shall give prompt notice to the other of (a) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of it and its subsidiaries taken as a whole to which it or any of its subsidiaries is a party or is subject, (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or
(c) any material adverse change in their respective financial condition, properties, businesses or results of operations, taken as a whole, other than changes resulting from general economic conditions.

    6.14 POOLING ACCOUNTING. None of the Parties will take any action that could prevent the Merger from being accounted for as a pooling-of-interests and Parent will bring to the attention of the Company, and the Company will bring to the attention of Parent, any actions, occurrences, or agreements or understandings, whether written or oral, which could be reasonably likely to prevent Parent from accounting for the Merger as a pooling-of-interests.

    6.15 POOLING LETTER. Prior to Closing, the Company shall cause C&L to deliver to the Company a letter to the effect that pooling-of-interests accounting is appropriate for the Merger if it is closed and consummated in accordance with the terms of this Agreement. Prior to Closing, Parent shall cause KPMG to deliver to Parent a letter to the effect that pooling-of-interests accounting is appropriate for the Merger if it is closed and consummated in accordance with the terms of this Agreement. Each of the Company and Parent shall use commercially reasonable efforts to cause their respective auditors to cooperate fully with each other in furtherance of the foregoing (including, without limitation, sharing information, analysis and work product, engaging in active discussions and taking other reasonable actions as the Parties or their auditors deem necessary).

    6.16 TAX-FREE REORGANIZATION TREATMENT. The Company shall execute and deliver to Troy & Gould, counsel to the Company, a representation letter substantially in the form attached hereto as EXHIBIT D-1 at such time or times as reasonably requested by such law firm in connection with its delivery of an opinion with respect to the transactions contemplated hereby, and shall provide a copy thereof to Parent. Parent shall execute and deliver to Katten Muchin & Zavis, counsel to Parent, a representation letter substantially in the form attached hereto as EXHIBIT D-2 at such time or times as reasonably requested by such law firm in connection with its delivery of an opinion with respect to the transactions contemplated hereby, and shall provide a copy thereof to the Company. Prior to the Effective Time, the Parties shall use their best efforts to cause the Merger to be treated as a reorganization within the meaning of
Section 368 of the Code and shall not knowingly take or fail to take any action which action or failure to act would jeopardize the qualification of the Merger as a reorganization within Section 368 of the Code.

    6.17 EMPLOYMENT AGREEMENTS. As of the date hereof, each of Donald K. Skinner, Hugh K. Gagnier, and Patrice Foliard shall enter into an employment agreement with the Company in the forms attached hereto as EXHIBIT E-1, E-2 and E-3, respectively, which agreements shall be effective as of the Effective Time and shall replace their respective employment agreements with the Company existing as of the date hereof. In addition, as of the date hereof, each of Roger Hay and Kriston D. Qualls shall enter into an amendment to their respective employment agreements with the Company in such forms as are mutually agreed upon by the Parties, which amendments shall be effective as of the Effective Time.

    6.18 STOCKHOLDERS AGREEMENTS. Concurrently with the execution and delivery of this Agreement, the Company and Parent shall cause each of the Voting Stockholders to execute and deliver each Stockholders Agreement, as applicable.

    6.19 BOARD SEAT. Parent agrees to take all actions necessary so as to cause Donald K. Skinner to be nominated and elected to the Board of Directors of Parent and to be appointed Vice Chairman of Parent as of the Closing.

    6.20 RIGHTS AGREEMENT. At or prior to the Closing, the Company shall take all action which may be necessary under the Rights Agreement, dated as of March 28, 1998, between the Company and U.S. Stock Transfer Corporation, as Rights Agent (the "Rights Agreement"), so that the execution of this Agreement and any amendments thereto by the parties hereto and the consummation of the transactions contemplated hereby shall not cause (i) Parent and/or Merger Sub or their respective Affiliates or Associates to become an Acquiring Person (as such terms are defined in the Rights Agreement) unless this Agreement has been terminated in accordance with its terms or (ii) a Distribution Date, a Shares Acquisition Date or a Triggering Event (as such terms are defined in the Rights Agreement) to occur, irrespective of the number of Company Shares acquired pursuant to the Merger or other transactions contemplated by this Agreement.

                                  ARTICLE VII
                                   CONDITIONS

    7.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each Party to consummate the Merger are subject to the satisfaction or waiver by each of the Parties of the following conditions:

        (a) this Agreement and the Merger shall have received the Requisite Stockholder Approval;

        (b) the S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect;

        (c) no writ, order, decree or injunction of a court of competent jurisdiction or governmental entity shall have been entered against the Company, Parent or their subsidiaries which prohibits the consummation of the Merger;

        (d) the waiting period(s), if any, under the HSR Act shall have expired; and

        (e) Parent shall have received a letter as described in Section 6.15 herein to the effect that Parent may treat the Merger as a "pooling-of-interests" for accounting purposes;

        (f) The Company shall have received a letter as described in Section
    6.15 herein to the effect that the Company may treat the Merger as a "pooling-of-interests" for accounting purposes;

        (g) Parent shall have received an opinion from Katten Muchin & Zavis, dated the Closing Date, based upon certain factual representations of Parent and the Company, to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code and no gain or loss will be recognized by Parent or its stockholders as a result of the Merger, other than with respect to the receipt of cash in lieu of fractional shares; and

        (h) The Company shall have received an opinion from Troy & Gould, dated the Closing Date, based upon certain factual representations of Parent and the Company, to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code and no gain or loss will be recognized by the Company or its stockholders as a result of the Merger, other than with respect to the receipt of cash in lieu of fractional shares.

    7.2 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law.

        (a) Parent and its subsidiaries shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 5.1(f) that are reasonably deemed necessary by the Company, upon advice of counsel, to provide for the continuation of all material agreements and to consummate the Merger;

        (b) the representations and warranties of Parent set forth in Section
    5.1 shall be true and correct in all material respects (except for representations qualified by materiality or Material Adverse Effect which shall be correct in all respects) as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (except for representations qualified by materiality or Material Adverse Effect which shall be correct in all respects) as of such specific date;

        (c) Parent and its subsidiaries shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

        (d) Parent shall have delivered to the Company a certificate of its Chief Executive Officer and Chief Financial Officer to the effect that each of the conditions specified in Section 7.1 (as it relates to Parent) and clauses (a) through (c) and (e) of this Section 7.2 is satisfied in all respects;

        (e) no action, suit or proceeding shall be pending or threatened before any governmental entity or authority wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Parent to own, operate or control any of the assets and operations of the Surviving Corporation and its subsidiaries following the Merger, and no such judgment, order, decree, stipulation or injunction shall be in effect;

        (f) from the date of this Agreement to the Effective Time, there shall not have been any event or development which results in a Material Adverse Effect upon the business of Parent, nor shall there have occurred any event or development which could reasonably be likely to result in a Material Adverse Effect upon the business of Parent in the future;

        (g) all actions to be taken by Parent and Merger Sub in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Company and its counsel; and

        (h) the Class A Shares into which the Parent Shares to be issued to the stockholders of the Company are convertible shall have been approved for listing on the NNM.

    7.3 CONDITIONS TO THE OBLIGATIONS OF PARENT. The obligation of Parent to consummate the Merger is subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by Parent to the extent permitted by applicable law.

        (a) the Company and its subsidiaries shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 5.2(f) that are reasonably deemed necessary by Parent, upon advice of counsel, to provide for the continuation of all material agreements and to consummate the Merger;

        (b) the representations and warranties of the Company set forth in
    Section 5.2 shall be true and correct in all material respects (except for representations qualified by materiality or Material Adverse Effect which shall be correct in all respects) as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (except for representations qualified by materiality or Material Adverse Effect which shall be correct in all respects) as of such specific date;

        (c) the Company and its subsidiaries shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

        (d) the Company shall have delivered to Parent a certificate of its Chief Executive Officer and Chief Financial Officer to the effect that each of the conditions specified in Section 7.1 and clauses (a) through (c) and
    (e) of this Section 7.3 is satisfied in all respects;

        (e) no action, suit or proceeding shall be pending or threatened before any governmental entity or authority wherein an unfavorable judgment, order, decree, stipulation or injunction would

    (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of Parent to own, operate or control any of the assets and operations of the Surviving Corporation and its subsidiaries following the Merger, and no such judgment, order, decree, stipulation or injunction shall be in effect;

        (f) from the date of this Agreement to the Effective Time, there shall not have been any event or development which results in a Material Adverse Effect upon the business of the Company, nor shall there have occurred any event or development which could reasonably be likely to result in a Material Adverse Effect upon the business of the Company in the future; and

        (g) all actions to be taken by the Company in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Parent and its counsel.

                                  ARTICLE VIII
                                  TERMINATION

    8.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after gaining Requisite Stockholder Approval, by the mutual written consent of the Company and Parent.

    8.2 TERMINATION BY EITHER THE COMPANY OR PARENT. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either the Company or Parent if:

        (a) the Merger shall not have been consummated by December 31, 1998 (provided that the right to terminate this Agreement under this Section 8.2(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

        (b) any court of competent jurisdiction in the United States or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

        (c) at the duly held Stockholders Meetings (including any adjournments thereof), the Requisite Stockholder Approval shall not have been obtained; PROVIDED, HOWEVER, that the right to terminate this Agreement under this
    Section 8.2(c) shall not be available to any Party which has not complied with its obligations under Sections 6.3 and 6.4.

    8.3 TERMINATION BY THE COMPANY. This Agreement may be terminated upon written notice to Parent and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of the Company Shares, by action of the Board of Directors of the Company, if:

        (a) Parent shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by Parent at or prior to such date of termination, which failure to comply has not been cured within five (5) business days following receipt by Parent of notice of such failure to comply;

        (b) any representation or warranty of Parent contained in the Agreement shall not be true in all material respects when made or, if a representation or warranty relates to a particular date, shall not be true in all material respects as of such date (provided such breach is capable of being cured and has not been cured within five (5) business days following receipt by Parent of notice of the breach) or on and as of the Effective Time as if made on and as of the Effective Time; or

        (c) the Company enters into a definitive agreement relating to a transaction that constitutes a Superior Proposal, provided the Company shall have complied with all of the provisions of Section 6.2 hereof and has made payment of the Termination Fee required by Section 8.5 hereof.

    8.4 TERMINATION BY PARENT. This Agreement may be terminated upon written notice to the Company and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Parent Shares, by action of the Board of Directors of Parent, if:

        (a) the Company shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by the Company at or prior to such date of termination, which failure to comply has not been cured within five (5) business days following receipt by the breaching party of notice of such failure to comply;

        (b) any representation or warranty of the Company contained in this Agreement shall not be true in all material respects when made or, if a representation or warranty relates to a particular date, shall not be true in all material respects as of such date (provided such breach is capable of being cured and has not been cured within five (5) business days following receipt by the breaching party of notice of the breach) or on and as of the Effective Time as if made on and as of the Effective Time; or

        (c) (i) the Board of Directors of the Company amends, withholds or withdraws its recommendation of the Merger in a manner adverse to Parent or Merger Sub or shall have resolved or publicly announced or disclosed to any third party its intention to recommend or enter into an agreement or any agreement in principal with respect to an Acquisition Proposal (or a proposal or offer therefor), or (ii) the Merger is not submitted to the Company's stockholders as contemplated by this Agreement (provided that Parent is not in material breach of the terms of this Agreement and this Agreement has not otherwise been terminated pursuant to this Article VIII), or (iii) a tender offer or exchange offer for twenty percent (20%) or more of the outstanding the Company Shares shall have been commenced or a registration statement with respect thereto shall have been filed (other than by Parent of an affiliate thereof) and the Board of Directors of the Company shall have (A) recommended that the stockholders of the Company tender their shares in such tender or exchange offer or (B) publicly announced its intention to take no position with respect to such tender offer.

    8.5  EFFECT OF TERMINATION; TERMINATION FEE.

        (a) Except as set forth in this Section 8.5, in the event of termination of this Agreement by either Parent or the Company as provided in this
    Article VIII, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Parties or their respective affiliates, officers, directors or stockholders except (x) with respect to the treatment of confidential information pursuant to Section 6.6 and the payment of expenses pursuant to Section 9.1 and (y) to the extent that such termination results from the breach of a Party of any of its representations or warranties, or any of its covenants or agreements, in each case, as set forth in this Agreement.

        (b) If this Agreement shall be terminated pursuant to Section 8.3(c) or 8.4(c), then, provided that Parent is not then in material breach of the terms of this Agreement, the Company shall pay to Parent the aggregate sum of $12,000,000 (the "Termination Fee"). If this Agreement is terminated pursuant to Section 8.2(c) as a result of the failure to obtain the Requisite Stockholder Approval and at the time of such termination an Acquisition Proposal by any third party shall have been announced, and if the Company, within twelve (12) months after such termination, enters into a definitive agreement with such third party with respect to an Acquisition Proposal, then the Company shall pay to Parent the Termination Fee concurrently with entering into such agreement. In addition, if this Agreement is terminated pursuant to Section 8.2(c) as a result of the failure to obtain the Requisite Stockholder Approval, and within six (6) months after such termination the Company or any of its subsidiaries enters into a definitive agreement for the consummation of an Acquisition Proposal with any person or entity, then the Company shall pay to Parent the Termination Fee, provided that in no event shall there be more than one payment of the Termination Fee.

        (c) Any payment required to be made pursuant to Section 8.5(b) shall be made as promptly as practicable but not later than three (3) business days after written notice of termination of this Agreement is received by the party obligated to make such payment and shall be made by wire transfer of immediately available funds to an account designated by the party so owed.

        (d) Each of the Parties agrees that the payment in full of the Termination Fee shall be the exclusive remedy for any action which results in the payment of the Termination Fee to Parent, unless the termination of this Agreement results from the breach by a Party of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which event the non-breaching Party shall have all rights, powers and remedies against the breaching Party which may be available at law or in equity. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

                                   ARTICLE IX
                           MISCELLANEOUS AND GENERAL

    9.1 PAYMENT OF EXPENSES. Whether or not the Merger shall be consummated, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, provided that the Surviving Corporation shall pay any and all property or transfer taxes imposed on the Surviving Corporation. The filing fee and the cost of printing the S-4 Registration Statement and the Joint Proxy Statement shall be borne equally by the Company and Parent. The filing fee for the required filing under the HSR Act shall be borne by Parent.

    9.2 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement, except to the extent a breach or such representation formed the basis for such termination. This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

    9.3 MODIFICATION OR AMENDMENT. Subject to the applicable provisions of the CGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; PROVIDED, HOWEVER, that after approval of the Merger by the Requisite Stockholder Approval is obtained, no amendment shall be made which changes the consideration payable in the Merger or adversely affects the rights of the Company's or Parent's stockholders (as the case may be) hereunder without the approval of such stockholders.

    9.4 WAIVER OF CONDITIONS. The conditions to each of the Parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

    9.5 COUNTERPARTS. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

    9.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

    9.7 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the other Parties shall be deemed delivered upon actual receipt and shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, reputable overnight courier, or by facsimile transmission (with a confirming copy sent by reputable overnight courier), as follows:

(a)        if to Parent or Merger Sub, to:
           Zebra Technologies Corporation
           333 Corporate Woods Parkway
           Vernon Hills, Illinois 60061
           Attention: Edward L. Kaplan
           Facsimile: (847) 634-2058
           with a copy to:
           Katten Muchin & Zavis
           525 West Monroe Street
           Suite 1600
           Chicago, Illinois 60661-3693
           Attention: Herbert S. Wander, Esq.
           Facsimile: (312) 902-1061

(b)        if to the Company, to:
           Eltron International, Inc.
           41 Moreland Road
           Simi Valley, California 93066
           Attention: Donald K. Skinner
           Facsimile: (805) 579-1808
           with a copy to:
           Troy & Gould Professional Corporation
           1801 Century Park East
           16th Floor
           Los Angeles, California 90067
           Attention: Yvonne E. Chester, Esq.
           Facsimile: (310) 201-4746

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

    9.8 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, including the Disclosure Schedules and Confidentiality Agreement, (i) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof, and (ii) shall not be assigned by operation of law or otherwise.

    9.9 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article IV hereof, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; PROVIDED, HOWEVER, that the provisions of Section 6.8 shall inure to the benefit of and be enforceable by the Indemnified Parties.

    9.10  CERTAIN DEFINITIONS.  As used herein:

        (a) "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

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        (b) "Software" means all computer software and subsequent versions thereof, including but not limited to, source code, object code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons, and all files, data, materials manuals, design notes and other items and documentation related thereto or associated therewith.

        (c) "Malfunction" means the failure to: (i) accurately recognize dates falling before, on or after the year 2000; (ii) accurately record, store, retrieve and process data input and date information; (iii) function in a manner which does not create any ambiguity as to century; and (iv) accurately manage and manipulate single century and multi-century formulae, including leap year calculations.

        (d) "subsidiary" shall mean, when used with reference to any entity, any entity fifty percent (50%) or more of the outstanding voting securities or interests of which are owned directly or indirectly by such former entity.

        (e) "Material Adverse Effect" shall mean any adverse change in the properties, financial condition, business or results of operations of Parent or any of its subsidiaries or the Company or any of its subsidiaries, as the case may be, which is material to Parent and its subsidiaries, taken as a whole, or the Company and its subsidiaries, taken as a whole, as the case may be.

        (f) "Tax" or "Taxes" refers to any and all federal, state, local and foreign, taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and including any liability for taxes of a predecessor entity.

        (g) "Significant Tax Agreement" is any agreement to which any Party or any subsidiary of any Party is a party under which such Party or such subsidiary could reasonably be expected to be liable to another party under such agreement in an amount in excess of $10,000 in respect of Taxes payable by such other party to any taxing authority.

        (h) "Knowledge" with respect to a party hereto shall mean the knowledge, after due inquiry, of any of the executive officers or directors of such party.

    9.11 OBLIGATION OF THE COMPANY. Whenever this Agreement requires Parent, the Company or Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such party to take such action.

    9.12 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

    9.13 SPECIFIC PERFORMANCE. The parties hereto acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

    9.14 RECOVERY OF ATTORNEY'S FEES. In the event of any litigation between the parties relating to this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and costs (including court costs) from the non-prevailing party, provided that if both parties prevail in part, the reasonable attorney's fees and costs shall be awarded by the court in such manner as it deems equitable to reflect the relative amounts and merits of the parties' claims.

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    9.15  CAPTIONS.  The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto and shall be effective as of the date first hereinabove written.

                                          ZEBRA TECHNOLOGIES CORPORATION
                                          By:  _________________________________
                                          Name:  _______________________________
                                          Its:  ________________________________

                                          SPRUCE ACQUISITION CORP.
                                          By:  _________________________________
                                          Name:  _______________________________
                                          Its:  ________________________________

                                          ELTRON INTERNATIONAL, INC.
                                          By:  _________________________________
                                          Name:  _______________________________
                                          Its:  ________________________________

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